[***] Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.

EXHIBIT 2.1

LICENSE AND ASSET PURCHASE AGREEMENT
BY AND BETWEEN
VERACYTE, INC.
AND
NANOSTRING TECHNOLOGIES, INC.
_______________________
Dated as of December 3, 2019

*** Schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished supplementally to the Securities and Exchange Commission upon request; provided, however that Veracyte, Inc. may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedule or exhibit so furnished.

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8.7 Severability	64
8.8 Governing Law; Jurisdiction	64
8.9 Waiver of Jury Trial	65
8.10 Assignment	65
8.11 Enforcement; Remedies	65

EXHIBITS

Exhibit A	Forms of Services and Supply Agreement
Exhibit B	Form of Transition Services Agreement
Exhibit C	Form of Assignment and Assumption Agreement and Bill of Sale
Exhibit D	Allocation Methodology

SCHEDULES
1.1(a)	Business Employees
1.1(b)-1:	Business License Contracts
1.1(b)-2:	Transferred Business License Contracts
1.1(c):	Business Service Providers
1.1(d):	Dx Software Modules
1.1(e):	In-scope EMEA Employees
1.1(f):	Licensed Intellectual Property
1.1(g):	Permitted Sales
2.4(a):	Certain Business Contracts
2.4(b):	Other Transferred IP
2.4(d):	Transferred Permits
2.4(f):	Business Books and Records
2.4(j):	Other Transferred Assets
2.8(b)(iii)(A):	Required Novations or Consents
2.8(b)(iii)(B):	Required Terminations
2.8(b)(iii)(C):	Required Amendments
2.8(b)(iv):	Liens for UCC Termination Statement
2.10(b):	Replacement Distributor Relationships
2.13(f)(ii):	Sublicense Terms
5.4(d):	Certain EMEA Employees
5.11:	Registration Rights Schedule
7.2(a)(v):	Certain Indemnity Matters

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LICENSE AND ASSET PURCHASE AGREEMENT
This LICENSE AND ASSET PURCHASE AGREEMENT, dated as of December 3, 2019 (this “Agreement”), is by and between Veracyte, Inc., a Delaware corporation (“Veracyte”) and NanoString Technologies, Inc., a Delaware corporation (“NanoString”). NanoString and Veracyte are each referred to as a “Party” and collectively as the “Parties”.
WHEREAS, on the terms and subject to the conditions set forth herein, NanoString desires to, and desires to cause its Subsidiaries to: (a) grant to Veracyte an exclusive license to (i) the System for diagnostic use and (ii) develop and commercialize Dx Tests for use on NanoString’s System (the “License”), and (b) sell, assign, transfer, convey and deliver to Veracyte and its Subsidiaries, and Veracyte and its Subsidiaries desire to purchase and acquire from NanoString and its Subsidiaries, all of their right, title and interest in and to the Purchased Assets, and Veracyte and its Subsidiaries desire to assume, discharge and perform the Assumed Liabilities (the “Asset Purchase” and, together with the License, the “Transactions”);
WHEREAS, simultaneously with the execution of this Agreement and the Closing, NanoString and Veracyte desire to enter into, or to cause certain of their respective Subsidiaries to enter, into certain other agreements in connection with the Transactions, including but not limited to one or more Services and Supply Agreements (substantially in the form attached hereto as Exhibit A) and the Transition Services Agreement (substantially in the form attached hereto as Exhibit B); and
WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Transactions and also prescribe various terms of and conditions to the Transactions.
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I
DEFINITIONS

1.1    Definitions. All capitalized terms used in this Agreement shall have the meanings ascribed to such terms in this Article I or as otherwise defined elsewhere in this Agreement, unless the context clearly provides otherwise. For purposes of this Agreement, the term:
“Affiliate” shall mean, means, with respect to a Person, another Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person; provided that, for purposes of this definition, “control” means, with respect to a Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by Contract, by board of director membership or representation, or otherwise.
“Antitrust Laws” means any applicable supranational, national, federal, state, county, local or foreign antitrust, competition or trade regulation Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of

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trade or lessening competition through merger or acquisition and other similar laws regulating antitrust, competition or restraint of trade of any U.S., foreign or international jurisdiction.
“Benefit Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) and any employment, retention, profit-sharing, bonus, stock option, stock purchase, restricted stock or other equity- or equity-based, incentive, deferred compensation, severance, termination, retirement, vacation, health, welfare or fringe benefits, life insurance, relocation or expatriate benefits, prerequisites, disability or sick leave benefits or other compensation or benefit plan, program, policy, agreement or arrangement, in each case whether or not written that is sponsored, maintained, contributed to or entered into by NanoString or any of its Subsidiaries or affiliates for the benefit of any Business Employee or Transferred Business Employee (if any), other than any employee benefit plan or program sponsored or maintained solely by a Governmental Entity.
“Business” means the business, operations and activities of NanoString with respect to the Prosigna and LymphMark tests and developing and commercializing Dx Tests for use on the System.
“Business Books and Records” means, to the extent primarily related to the Purchased Assets or the Assumed Liabilities, all of the files, regulatory filings, technical documentation, including design history files, device history and device master records, complaint files and other records maintained for regulatory compliance, user documentation, work papers, personnel and employment records, supplier and customer lists, financial and accounting books records for the past three years, budgets and forecasts for the past year, sales order log books and related invoices, pricing information and marketing documentation, in each case existing as of the Closing Date and solely to the extent the transfer of which does not violate applicable Law; provided that the Business Books and Records shall not include personnel and employment records for employees and former employees who are not Continuing Employees or Transferred Business Employees (if any).
“business day” means any day, other than a Saturday, Sunday and any day which is a legal holiday under the Laws of the State of California or is a day on which banking institutions located in such State are authorized or required by applicable Law or other governmental action to close.
“Business Employee” means each employee set forth on Schedule 1.1(a) hereto.
“Business License Contract” means any Contract (including license agreements, development agreements, settlement agreements, releases, immunities and covenants not to sue): that grants to any member of the NanoString Group (a) a right, license, release, immunity or covenant not to sue with respect to any third party’s Intellectual Property Rights that that is incorporated into any Business Product or (b) an exclusive license or other exclusive grant to any Intellectual Property Rights or Technology that is incorporated into any Business Product. The Business License Contracts are set forth on Schedule 1.1(b)-1 hereto.
“Business Material Adverse Effect” means any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the financial condition, business, assets, liabilities or results of operations of the Business or the

System for use with Dx Tests, taken as a whole; provided, however, that no Effects to the extent resulting or arising from the following shall be deemed to constitute a Business Material Adverse Effect or shall be taken into account when determining whether a Business Material Adverse Effect exists or has occurred or is reasonably expected to exist or occur: (a) any changes in general United States or global economic conditions, including any changes affecting financial, credit, foreign exchange or capital market conditions (including the imposition of new or increased tariffs), (b) any changes in general conditions in any industry or industries in which the Business operates, (c) any changes in general political conditions, (d) any changes after the date hereof in GAAP or any other accounting standards or principles or the interpretation of the foregoing, (e) any changes after the date hereof in applicable Law or the interpretation thereof, (f) any failure by the Business to meet any internal or published projections, estimates or expectations of the Business’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Business to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from this definition of a “Business Material Adverse Effect” may be taken into account for the purpose of determining whether a Business Material Adverse Effect exists or has occurred or is reasonably expected to exist or occur), and (g) any changes in geopolitical conditions, acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions, natural disasters or other force majeure events, including any material worsening of such conditions threatened or existing as of the date hereof; provided that with respect to the exceptions set forth in clauses (a), (b), (c), (d), (e) and (g), if such Effect has had a disproportionate adverse impact on the Business or the System for use with Dx Tests relative to other businesses operating in the industry or industries in which the Business or the System for use with Dx Tests operates, then the incremental disproportionate adverse impact of such Effect shall be taken into account for the purpose of determining whether a Business Material Adverse Effect exists or has occurred or is reasonably expected to exist or occur.
“Business Product” means Prosigna, LymphMark and the Dx Software Modules.
“Business Service Provider” means each individual set forth on Schedule 1.1(c), which individuals provide services to the Business or the System for use with Dx Tests, other than as an employee of NanoString or one of its Subsidiaries, including interns and individuals providing services through an individual contract, a third-party agency or consulting firm, as an agent of NanoString or one of its Subsidiaries or otherwise.
“Cash Consideration” means an aggregate of $40,000,000 in cash.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Continuing Employee” means any Business Employee or Business Service Provider who is not a Transferred Business Employee (if any) who receives an offer of employment from Veracyte or the applicable PEO, accepts such offer, and commences employment with Veracyte no later than [***] (or a later date as contemplated by the Transition Services Agreement).

“Continuing Employee Start Date” means the date on which any Continuing Employee or Transferred Business Employee (if any) commences employment with Veracyte (in accordance with the Transfer Regulations or otherwise), which shall occur no earlier than the Closing Date and no later than [***] (or a later date as contemplated by the Transition Services Agreement).
“Contract” means any written agreement, contract, subcontract, settlement agreement, lease, sublease, instrument, binding understanding, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, license, sublicense, insurance policy or other legally binding commitment.
“Control” or “Controlled” means, with respect to any Intellectual Property Right, possession of the ability to grant a licenses or sublicense as provided herein without violating the terms of any pre-existing agreement or other arrangement with any Third Party.
“Covered Losses” means losses, Liabilities (other than contingent, unasserted or unknown liabilities), claims, fines, deficiencies, damages, Taxes, payments, penalties, debts, costs, expenses, obligations, including reasonable, documented fees and disbursements of attorneys and other experts, interest, court costs, costs of investigators and other expenses of instigation or litigation, in each case whether or not asserted by third parties or incurred or sustained in the absence of third party claims; provided, that “Covered Losses” shall not include punitive damages, except to the extent granted to a third party by a Governmental Entity.
“Dx Software Modules” means the assay Software modules that operate together with the nCounter FLEX Software Framework to compute the results and patient reports for each Prosigna and LymphMark from the outputs on the System, which Dx Software Modules are set forth on Schedule 1.1(d) hereto.

“Dx Tests” means any in vitro test for use in the detection, prognosis, diagnosis, therapy selection or monitoring, including monitoring resistance, recurrence and therapy effectiveness, of any disease, state or condition, including without limitation an IVD or an LDT, where “IVD” means an in vitro diagnostic medical device as defined in 21 C.F.R. Part 809.3 or the European directive 98/79/EC and includes a companion or complementary diagnostic device for a pharmaceutical product, and “LDT” means an in vitro diagnostic test designed, developed and manufactured and used within a single laboratory and used to provide information in making patient care decisions, commonly referred to as a “laboratory developed test”.
“Effect” means any change, effect, development, circumstance, condition, fact, state of fact, event or occurrence.
“Equity Consideration” means 376,732 shares of Veracyte common stock.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Excluded Business Taxes” means (a) any Taxes imposed with respect, arising out of, or relating to the Purchased Assets or the Assumed Liabilities for any Pre-Closing Period; (b) any

Straddle Period Taxes allocated to NanoString pursuant to Section 6.3(b); (c) any Transfer Taxes allocated to NanoString pursuant to Section 6.3(a), (d) any Taxes imposed with respect, arising out of, or relating to the Excluded Assets or Retained Liabilities for any period; and (e) any Taxes imposed on any member of the NanoString Group or any of their respective affiliates for any period (including any Taxes required to be withheld from the consideration payable pursuant to this Agreement).
“FDA” means the U.S. Food and Drug Administration.
“FDCA” means the Federal Food, Drug, and Cosmetic Act of 1938, as amended.
“Fraud” means common law fraud, intentional misrepresentation or willful breach of any party to this agreement in connection with this agreement or the Transactions.
“GDPR” means Regulation (EU) 2016/679 (General Data Protection Regulation) of the European Parliament and of the Council on the protection of natural persons with regard to the processing of personal data and on the free movement of such data as currently in effect and as may be amended from time to time.
“Governmental Entity” means (a) any supranational, national, federal, state, county, municipal, local, provincial or foreign government or any entity exercising executive, legislative, judicial, regulatory, taxing, or administrative functions of or pertaining to government, (b) any public international governmental organization or (c) any agency, division, bureau, department, committee, or other political subdivision of any government, entity or organization described in the foregoing clauses (a) or (b) of this definition (including patent and trademark offices and self-regulatory organizations).
“Information Privacy and Security Laws” means any applicable Law or directive issued by a Governmental Entity, in each case governing: (a) the privacy, protection, or security of Protected Information, including as relevant to the collection, storage, use, processing, transfer, disclosure, sharing and destruction of Protected Information or (b) online behavioral advertising, tracking technologies, call or electronic monitoring or recording, or any outbound calling and text messaging, telemarketing and email marketing. Without limiting the foregoing, “Information Privacy and Security Laws” includes the following, in each case as applicable as of the date hereof: the Federal Trade Commission Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, the Children’s Online Privacy Protection Act, the Computer Fraud and Abuse Act, the Electronic Communications Privacy Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Reporting Act, the Health Insurance Portability and Accountability Act of 1996, as amended and supplemented by the Health Information Technology for Economic and Clinical Health Act of the American Recovery and Reinvestment Act of 2009 (together, “HIPAA”), the Gramm-Leach-Bliley Act, state data security laws, state social security number protection laws, state data breach notification laws, state consumer protection laws, state biometric privacy laws, the GDPR (and any European Union member states’ laws and regulations implementing it), the EU e-Privacy Directive 2002/58/EC as amended by Directive 2009/136/EC or further amended or replaced from time to time (and any European Union member states’ laws and regulations implementing it), the UK Data Protection

Act 2018, the EU-US and Swiss-US Privacy Shield Frameworks, the Canadian Personal Information Protection and Electronic Documents Act, India’s Information Technology Act, Japan’s Act on the Protection of Personal Information, Hong Kong’s Personal Data (Privacy) Ordinance, and Australia’s Privacy Amendment (Private Sector) Act 2000, as amended by the Privacy Amendment (Enhancing Privacy Protection) Act 2012, and other applicable data protection laws of the jurisdictions in which NanoString or its Subsidiaries operate the Business.
“Intellectual Property Rights” means all rights throughout the world in, arising out of, or associated with any of the following: (a) all United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations in part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries including without limitation invention disclosures (“Patents”); (b) all trade secret rights and other rights in know-how and confidential or proprietary information or in information that derives independent economic value, actual or potential, from not being known to other Persons (“Trade Secrets”); (c) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world (“Copyrights”); (d) all industrial designs and any registrations and applications therefor throughout the world; (e) mask works, mask work registrations and applications therefor, and all other rights corresponding thereto throughout the world; (f) all rights in World Wide Web addresses and domain names and applications and registrations therefor; (g) all Trademarks; and (h) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.
“International Plan” means any Benefit Plan that covers Business Employees and/or Transferred Business Employee (if any) located primarily outside the United States.
“In-scope EMEA Employees” means any persons employed or engaged in any capacity by NanoString and set forth on Schedule 1.1(e) hereto.
“Knowledge” means, as the case may be, the actual knowledge of any Person listed in Section 1.1(b) of the NanoString Disclosure Letter, in each case after reasonable inquiry of his or her direct reports who would reasonably have knowledge of the applicable subject matter.
“Law” means any law (including common law), statute, requirement, code, rule, regulation, order, ordinance, judgment or decree or other pronouncement having the force of law of any Governmental Entity.
“Liabilities” means all debts, liabilities, guarantees, commitments and obligations of any kind, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising.
“Licensed Intellectual Property” means all Intellectual Property Rights and Technology owned or Controlled by NanoString or its Affiliates on the Closing Date and thereafter that covers the development and commercialization of Dx Tests for use on the System (other than the Transferred Intellectual Property) or the System for use with Dx Tests (including Intellectual Property Rights and Technology owned or Controlled by NanoString or its Affiliates that form a part of the nCounter FLEX Software Framework), including the Licensed Intellectual Property and Technology set forth on Schedule 1.1(f). For clarity, the Licensed Intellectual Property expressly excludes (a) any NanoString proprietary Dx Tests or Non-Dx Tests other than the Business Products, (b) any retained NanoString Trademarks, (c) all Intellectual Property Rights and Technology licensed to NanoString under the Contracts with Material Suppliers (to the extent such Intellectual Property Rights and Technology cannot be further sublicensed by NanoString), and (d) all Intellectual Property Rights and Technology owned or Controlled by an acquirer (or any of its Affiliates other than NanoString) of all or substantially all of the assets or business of NanoString related to this Agreement as of the date of such acquisition or developed by or on behalf of such acquirer (or any of its Affiliates other than NanoString) after the date of such acquisition without use of or reference to the Licensed Intellectual Property existing immediately prior to such acquisition, except in each case to the extent incorporated by NanoString or its Affiliates into the System commercialized by NanoString or its Affiliates.
“Licensed Trademarks” means all Trademarks Controlled by NanoString that are used and associated by NanoString with the System as of the Closing Date and thereafter, including without limitation nCounter® FLEX.
“Lien” means any lien, pledge, hypothecation, mortgage, deed of trust, security interest, encumbrance, covenant, charge, option, right of first refusal, preemptive right, community property interest or restriction of any similar nature (including any restriction on the transfer of any asset, or any other restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), whether voluntarily incurred or arising by operation of Law.
“LymphMark” means NanoString’s proprietary LymphMark™ Lymphoma Subtyping Test, which is a gene expression test in development as an IVD that uses the gene expression profile of cells found in diffuse large B-cell lymphoma (“DLBCL”) to classify cell of origin subtype.
“Milestone Consideration” means the Milestone Payments (when and if earned), as set forth in Table 1 of Section 2.2(b).
“Milestone Obligor” means any successor, partner, joint venture partner, licensee or assignee or any other person that has been delegated responsibility for achieving any Milestone Trigger or making any Milestone Payment.
“NanoString Disclosure Letter” means that certain NanoString Disclosure Letter, dated as of the date of this Agreement, provided by NanoString to Veracyte in connection with the execution of this Agreement.
“NanoString Fundamental Representations” means the representations and warranties set forth in (a) Section 3.1 (Qualification, Organization, Subsidiaries, etc.), (b) Section 3.2 (Corporate Authority), (c) Section 3.3(b)(ii)(A) (Governmental Consents; No Violation), (d) Section 3.8 (Taxes), (e) Section 3.9(e) (Intellectual Property) and (f) each of the subsections of Section 3.9 (Intellectual Property) to the extent such representation or warranty relates to the Licensed Intellectual Property, the Registered Licensed Intellectual Property, the System for use with Dx Tests, NanoString’s business with respect to the System for use with Dx Tests, and the Business to the extent such representation or warranty relates to the development and commercialization of the Dx Tests (the representations and warranties in this subsection (f), the “Dx Representations”).

“NanoString Group” means NanoString and each of its Subsidiaries.
“nCounter FLEX Software Framework” means the Software for running the System, including the Software that provides for sample preparation, a user interface, system administration, report downloads, signal reading and image processing of detected targets, and raw count data acquisition and storage, but excluding the Dx Software Modules.
“Non-Dx Test” means any test or assay other than a Dx Test, including without limitation any research use or investigational use tests and research use or investigational use reagents, but excluding any reagents or other components specifically labeled for use with Dx Tests.
“Open Source License” means any license that is approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, including the GNU General Public License, the Lesser GNU General Public License, the Apache License, the BSD License, Mozilla Public License, and the MIT License.
“Organizational Documents” means, with respect to a Person, the certificate of incorporation, bylaws or equivalent governing documents, as applicable, of such Person.
“Permits” means permits, approvals, authorizations, consents, licenses or certificates issued by any Governmental Entity.
“Permitted Lien” means (a) Liens for current Taxes not yet due and payable and (b) mechanics’, carriers’, workmen’s or repairmen’s Liens.
“Permitted Sales” means the manufacture, sale or other transfer of any NanoString product or service to a Third Party developing or commercializing an LDT, provided that such Third Party (a) is not a commercial entity formed for profit-making purposes; or (b) is included on Schedule 1.1(g).
“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.
“Personal Data” means any and all information that can reasonably be used to identify an individual natural person, or that relates to an identified person, including name, physical address, telephone number, email address, financial account number, passwords or PINs, device identifier or unique identification number, government-issued identifier (including Social Security number and driver’s license number), biometric, medical, health or insurance information, gender, date of birth, educational or employment information, religious or political views or affiliations and marital or other status (to the extent any of these data elements can reasonably be associated with an individual natural person or is linked to any such data element that can reasonably be associated with an individual natural person). Personal Data also includes any information not listed above if such information is defined as “personal data,” “personally identifiable information,” “individually identifiable health information,” “protected health information” or “personal information” under any applicable Law and is regulated by such Law.

“Post-Closing Period” means any taxable period beginning after the Closing Date and, in the case of any Straddle Tax-Period, the portion of such period beginning after the Closing Date.
“Pre-Closing Period” means any taxable period ending on or prior to the Closing Date and, in the case of any Straddle Tax-Period, the portion of such period ending on and including the Closing Date.
“Privacy Statements” means, collectively, all of NanoString’s and its Subsidiaries’ internal and publicly posted policies and representations (including if posted on NanoString’s or its Subsidiaries’ products and services) regarding the collection, use, disclosure, transfer, storage, maintenance, retention, deletion, disposal, modification, protection or processing of Protected Information.
“Proceedings” means all actions, suits, claims, hearings, arbitrations, litigations, mediations, grievances, audits, investigations, examinations or other proceedings, in each case, by or before any Governmental Entity.
“Prosigna” means NanoString’s proprietary Prosigna® Breast Cancer Prognostic Gene Signature assay, which is a gene expression test, indicated for IVD use in post-menopausal women with hormone receptor-positive, node-negative (Stage I or II) or node-positive (Stage II) breast cancer to be treated with adjuvant endocrine therapy for assessment of a patient’s risk of distant recurrence of the disease.
“Protected Information” means (a) Personal Data or (b) any information that is governed, regulated or protected by one or more Information Privacy and Security Laws.
“Registered Intellectual Property” means all applications, registrations and filings for Intellectual Property Rights that have been registered, filed, certified or otherwise perfected or recorded with or by any state, government or other public or quasi-public legal authority anywhere in the world, including the United States Patent and Trademark Office or United States Copyright Office, including issued Patents and Patent applications, registered Trademarks and Trademark applications, registered Copyrights and Copyright applications, and domain name registrations and applications.
“Regulatory Authority” means any governmental regulatory authority involved in regulating any aspect of the market approval, sale, distribution or use of a Dx Test.
“Representatives” means, when used with respect to any Person, the directors, officers, employees, consultants, financial advisors, financing sources, accountants, legal counsel, investment bankers and other agents, advisors and representatives of such Person and its Subsidiaries.
“Retained Business” means any and all businesses, operations and activities of NanoString and its Subsidiaries conducted prior to or after the date hereof, other than the Business.
“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Software” means computer programs, including software implementations of algorithms, models and methodologies, in Source Code, object code or other form, as applicable.
“Source Code” means computer Software, in form other than object code or machine readable form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code comprising such Software, in each case, which may be printed out or displayed in human readable form.
“Subsidiary” means with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, limited liability company, partnership or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, or (b) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership.
“Supply Agreement(s)” means each of the System and Business Product and Dx Test service and supply agreements executed by the Parties concurrent with this Agreement.
“System” means NanoString’s multiplex analysis system known as nCounter® FLEX Analysis System, or any other substantially similar system developed by or for NanoString or its Affiliates, including any such improved, modified or next generation version of such nCounter® FLEX Analysis System and the diagnostic-only version of the nCounter® FLEX Analysis System, but excluding (for the sake of clarity) the GeoMx™ Digital Spatial Profiler, and Hyb & Seq™ technology (new cyclic nucleic acid hybridization chemistry for sequencing and counting applications). System shall also exclude any system or Technology owned or Controlled by an acquirer (or any of its Affiliates other than NanoString) of all or substantially all of the assets or business of NanoString related to this Agreement as of the date of such acquisition or developed by or on behalf of such acquirer (or any of its Affiliates other than NanoString) after the date of such acquisition without use of or reference to Intellectual Property Rights or confidential Technology owned or Controlled by NanoString immediately prior to such acquisition, except in each case to the extent incorporated by NanoString or its Affiliates into the System commercialized by NanoString or its Affiliates.
“Tangible Personal Property” means machinery, equipment, hardware, furniture, fixtures, tools, accessories and other tangible personal property; provided that Tangible Personal Property shall not include any Technology.
“Tax” or “Taxes” means any and all U.S. federal, state, local and non-U.S. taxes, customs, assessments, levies, duties, tariffs, imposts and other similar charges and fees imposed by any Governmental Entity, including, without limitation, any income (whether on or based upon net income, gross income, earnings or profits, or otherwise), franchise, excess, windfall or other profits, inventory, gross receipts, capital gains, net proceeds, property, sales, use, business, net worth, goods and services, capital stock, wealth, welfare, license, fuel, natural resources, production, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, occupancy, severance, gift, estate, recording, non-resident or other withholding, ad valorem, turnover, lease, user, stamp, transfer, value added, occupation, premium, environmental, disability, real property, personal property, registration, alternative or addon minimum, base erosion minimum, or estimated tax, including any interest, penalty, additions to tax and any additional amounts imposed with respect thereto, whether disputed or not.
“Tax Proceeding” means any audit, examination, contest, litigation or other Proceeding with or against any Taxing Authority.
“Tax Return” means any report, return, certificate, claim for refund, election, estimated Tax filing or declaration filed or required to be filed with any Governmental Entity responsible for the imposition, assessment or collection of any Taxes, including any schedule or attachment thereto, and including any amendments thereof.
“Taxing Authority” means any Governmental Entity responsible for the administration or the imposition of any Tax.
“Technology” means all (a) Software, databases, and derivative works thereof; (b) inventions and discoveries, including articles of manufacture, algorithms, improvements, methods, and processes (whether or not patentable); (c) information and materials, whether tangible or intangible, including application program interfaces, diagrams, formulae, ideas, know-how, metadata, network configurations and architectures, programs, protocols, prototypes, schematics, specifications and techniques; and (d) all tangible and electronic embodiments thereof, regardless of form, but in each case excluding Intellectual Property Rights, Trademarks and Business Books and Records.
“Third Party” means any Person other than Veracyte, NanoString or their respective Affiliates.
“Trademarks” means all trademarks, service marks, trade names, service names, trade dress, logos, and other identifiers of the source or origin of goods and services, and all statutory, federal, common law, and rights provided by international treaties or conventions, in any of the foregoing.
“Transaction Consideration” means the Cash Consideration, the Equity Consideration and the Milestone Consideration.
“Transaction Documents” means this Agreement, the Services and Supply Agreements, the Transition Services Agreement, the Assignment Agreement and Bill of Sale and the Foreign Closing Documents.
“Transfer Regulations” means (a) the European Union Acquired Rights Directive (Directive 2001/23/EC); (b) any relevant national legislation or legally binding provision implementing this Directive; and (c) any other legislation or binding legal obligation under the Laws of Germany, the United Kingdom, Spain or France (excluding any contractual obligation)

providing for the transfer of employment in service provision or asset purchase arrangements of the type contemplated by this Agreement.
“Transferred Intellectual Property” means all Transferred Registered Intellectual Property Rights and Transferred Technology.
“Transferred Business Employees” means any persons employed or engaged in any capacity by NanoString who are assigned to the Business as of the Closing Date and whose terms and conditions of employment automatically transfer to Veracyte as of the Closing Date (if any) (subject to the Transition Services Agreement) as if such terms and conditions were originally made between Veracyte and any such person in accordance with the Transfer Regulations.
“Transferred Patents” means the Patents listed on Section 1.1(f) of the NanoString Disclosure Letter under the heading “Transferred Patents” and all corresponding foreign Patents with respect to any of the foregoing, regardless of whether such foreign Patents are listed on such Disclosure Letter and all other Patents that are owned by NanoString or any of its Subsidiaries as of the Closing Date and solely related to the Business Products.
“Transferred Registered Intellectual Property Rights” means (i) all Registered Intellectual Property (other than Trademarks), in each case which is wholly or jointly owned (or claimed to be owned) by NanoString or any of its Subsidiaries and is solely used, held for use or related to the Business Products as of the Closing Date, (ii) all Transferred Patents, (iii) all Trademarks identified on Section 1.1(f) of the NanoString Disclosure Letter (“Transferred Trademarks”) and (iv) all other Registered Intellectual Property listed on Section 1.1(f) of the NanoString Disclosure Letter.
“Transferred Technology” means Technology owned by NanoString or its Subsidiaries as of the Closing Date that is solely related to the Business Products, including the Technology set forth on Section 1.1(g) of the NanoString Disclosure Letter.
“Treasury Regulations” means the U.S. Treasury regulations promulgated under the Code.
“Veracyte Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Qualification, Organization, etc.), Section 4.2 (Corporate Authority), Section 4.3(b)(ii) (Governmental Consents; No Violation), Section 4.5 (Financial Ability to Perform) and Section 4.7 (Equity Consideration).
“Veracyte Stock Price” means the average closing price of Veracyte’s common stock on the Nasdaq Stock Market for the ten consecutive trading days ending on the third day prior to the date a Claim Notice is settled pursuant to Article VII hereto.
1.2    Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement:

Term	Section
Action	3.5(g)
Agreement	Preamble

Allocation Methodology	2.9(a)
Allocation	2.9(b)
Approvals	2.10(a)
Asset Purchase	Recitals
Assignment Agreement and Bill of Sale	2.8(a)(v)
Assumed Liabilities	2.6
Bankruptcy Code	2.13(h)
Basket	7.6(a)
Business Contracts	2.4(a)
Business Covered Person	5.9
Business Litigation Controlling Party	5.6(b)
Business Litigation	5.6(a)
Business Permits	(b)
Cap	7.6(a)
Claim Notice	7.4(c)
Closing Date	2.3
Closing	2.3
Consent	5.12(a)
Confidentiality Agreement	5.2(a)
Controlling Party	7.4(b)(iii)
Covered Activities	3.10(c)
Covered Protected Information	3.10(c)
Dx Copyright License	2.13(a)(iii)
Dx Framework Source Code	2.13(a)(iii)
Dx Infringement	2.13(f)(iv)
Dx System License	2.13(a)(ii)
Dx Test License	2.13(a)(i)
Enforceability Limitations	3.2(b)
Excluded Assets	2.5
Expiration Date	7.1(a)
Foreign Closing Documents	2.8(a)(vi)
Healthcare Laws	3.5(g)
HIPAA	3.5(g)
Historical Financial Statements	7.4(a)
Indemnified Party	7.4(a)
Indemnifying Party	7.4(a)
Independent Accounting Firm	2.9(b)
IP Contracts	3.9(i)
Liability Assumption	7.4(b)(i)
License	Recitals
Material Customer Agreement	3.12(a)
Material Customer Agreement	3.13(a)
Material Customer	3.12(a)
Material Distributor or Reseller Agreement	3.13(c)
Material Distributor	3.13(c)
Milestone Payment Date	2.2(c)(i)
Milestone Payment	2.2(b)(i)

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Milestone Trigger	2.2(b)(i)
Mutual Transfer Agreement	5.4(c)
NanoString Board of Directors	3.2(a)
NanoString Indemnified Parties	7.3
NanoString Indemnified Party	7.3
NanoString Other Systems	2.13(a)
NanoString	Preamble
NIH Assignment	5.1
NIH License	5.1
NIH Outside Date	5.1
Non-Controlling Party	7.4(b)(iii)
Non-Paying Party	6.3(b)
Non-Regulatory Approvals	2.10(b)
Non-Transferable Asset	2.10(a)
Notice of Objection	7.4(d)
Parties	Preamble
Party	Preamble
PEO	5.4(c)
Product Licenses	3.5(c)
Purchased Assets	2.4
Purchaser’s Allocation Notice	2.9(b)
Purchaser’s Allocation	2.9(b)
Registered Licensed Intellectual Property	3.9(a)
Regulatory Permits	5.1(a)
Relevant Matters	8.8(a)
Replaced Distributor Contracts	2.10(b)
Replaced Distributor Relationship	2.10(b)
Replacement Distributor Contracts	2.10(b)
Replacement NIH License Agreement	5.1
Retained Liabilities	2.7
Review Committee	2.13(d)
Seller Stockholders	3.2(a)
Straddle Period Tax	6.3(b)
Third-Party Claim Notice	7.4(a)
Third-Party Claim	7.4
Transactions	Recitals
Transfer Claimant	5.4(d)
Transfer Taxes	6.3(a)
Transferred Permits	2.4(d)
Transition Period	2.10(b)
Unilateral Settlement	7.4(b)(iii)
Universal Panel	2.13(a)
Update Report	2.2(c)(ii)
Veracyte Indemnified Parties	7.2
Veracyte Indemnified Party	7.2
Veracyte SEC Documents	4.6(a)
Veracyte	Preamble

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ARTICLE II
PURCHASE AND SALE; CLOSING

2.1    Purchase and Sale. On the terms and subject to the conditions of this Agreement, NanoString shall, and shall cause its Subsidiaries to, sell, assign, transfer, convey and deliver to Veracyte (or a Subsidiary or Subsidiaries of Veracyte identified to NanoString in writing), and Veracyte shall, and shall cause its applicable Subsidiaries to, purchase and acquire from NanoString and its Subsidiaries, all of NanoString’s and such Subsidiaries’ right, title and interest in and to the Purchased Assets, free and clear of all Liens other than Permitted Liens. On the terms and subject to the conditions of this Agreement, Veracyte shall, or shall cause its applicable Subsidiaries to, assume, discharge and perform all of the Assumed Liabilities.
2.2    Transaction Consideration.
(a)    In consideration for the Purchased Assets and the License and the other obligations of NanoString pursuant to this Agreement, (i) Veracyte shall pay to NanoString the Cash Consideration, (ii) Veracyte shall issue to NanoString the Equity Consideration, (iii) Veracyte shall assume (or cause its applicable Subsidiaries to assume) the Assumed Liabilities and (iv) NanoString shall have the right to receive (when and if earned) the Milestone Consideration, as set forth in further detail in Section 2.2(b) below.
(b)    Milestones.
(i)    Veracyte shall make the payments described in Table 1 below (each, an “Milestone Payment”), in cash, following the first achievement or occurrence by or on behalf of Veracyte or any of its Affiliates or any Milestone Obligor of the event set forth under the heading “Milestone Trigger”. In no event shall more than one Milestone Payment be due for any Milestone Trigger.

Milestone Trigger	Milestone Payment
Commercial launch by Veracyte (including via Veracyte’s CLIA lab) of the first Dx Test for use on the System, other than Prosigna or LymphMark, as measured by the processing of the first commercial patient sample	$3,500,000
Commercial launch by Veracyte (including via Veracyte’s CLIA lab) of the second Dx Test for use on the System, other than Prosigna or LymphMark, as measured by the processing of the first commercial patient sample	$3,500,000
Commercial launch by Veracyte (including via Veracyte’s CLIA lab) of the third Dx Test for use on the System, other than Prosigna or LymphMark, as measured by the processing of the first commercial patient sample	$3,000,000

For the sake of clarity, notwithstanding anything else set forth herein, no Milestone Trigger will be achieved nor a Milestone Payment be earned as a result of the commercial launch of LymphMark as a companion diagnostic test.

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(c)    Obligations.
(i)    Veracyte shall deliver written notice to NanoString of the achievement of any Milestone Trigger no later than [***] after the occurrence thereof, and, within [***] of such notice (each such date, the “Milestone Payment Date”), Veracyte shall pay, by wire transfer(s) to one or more bank accounts designated in writing by NanoString (such designation to be made by NanoString at least three (3) business days prior to the applicable Milestone Payment Date), an amount in immediately available funds equal to the applicable Milestone Payment.
(ii)    Subject to Section 2.2(c)(iii), commencing upon the [***] following the end of Veracyte’s first fiscal year following the Closing Date and for each fiscal year thereafter Veracyte shall, or shall cause a Milestone Obligor to, deliver a status update to NanoString (each such report, an “Update Report”), which Update Report shall contain a description of the status of any remaining Milestone Trigger and any material developments which occurred during the prior fiscal year with respect to the achievement thereof.

(i)    In the event that Veracyte or one of its Affiliates determine in good faith that a Milestone Trigger will not be (or is not reasonably likely to be) achieved, Veracyte shall promptly notify NanoString in writing of such determination. Upon the occurrence of any such notification, any obligations of Veracyte under Section 2.2(c)(ii) for the applicable Milestone Trigger shall terminate.

(a)    Legend. All certificates or book-entry entitlements representing the Equity Consideration shall have a restrictive legend in the following form:
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR QUALIFIED UNDER ANY APPLICABLE STATE SECURITIES LAWS (THE “STATE ACTS”), HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO A REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND QUALIFICATION UNDER THE STATE ACTS OR EXEMPTIONS FROM SUCH REGISTRATION OR QUALIFICATION REQUIREMENTS (INCLUDING, IN THE CASE OF THE SECURITIES ACT, THE EXEMPTION AFFORDED BY RULE 144 THEREUNDER).

2.3    The Closing. The closing of the Transactions (the “Closing”) shall take place simultaneously with the execution of this Agreement at the offices of Fenwick & West, LLP, 555 California Street, 12th Floor, San Francisco, California 94104, unless another date or place is agreed to in writing by NanoString and Veracyte. The date on which the Closing actually takes place is referred to as the “Closing Date”.

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2.4    Purchased Assets. On the terms and subject to the conditions of this Agreement, NanoString shall, and shall cause its Subsidiaries to, sell, assign, transfer, convey and deliver to Veracyte (or a Subsidiary or Subsidiaries of Veracyte identified to NanoString in writing), and Veracyte shall (or shall cause its applicable Subsidiaries to) purchase and acquire from NanoString and its Subsidiaries all of NanoString’s and/or its Subsidiaries’ right, title and interest in the following (collectively, the “Purchased Assets”), free and clear of all Liens (other than Permitted Liens):
(a)    subject to Section 2.10, (i) each Business License Contract set forth on Schedule 1.1(b)-2 hereto and (ii) those Contracts set forth on Schedule 2.4(a) (such Contracts, the “Business Contracts”);
(b)    the Transferred Registered Intellectual Property Rights, including the right to seek and obtain damages for the past, present or future infringement, misappropriation or other violation of any Transferred Registered Intellectual Property Rights;
(c)    the Transferred Technology, including the right to seek and obtain damages for the past, present or future infringement, misappropriation or other violation of any Transferred Technology;
(d)    the Permits set forth on Schedule 2.4(d) hereto (collectively, the “Transferred Permits”);
(e)    (i) any and all claims, causes of action, defenses and rights of offset or counterclaims (in any manner arising or existing, whether choate or inchoate, known or unknown, contingent or non-contingent) at any time to the extent arising out of, or are related to, the Purchased Assets or the Assumed Liabilities (for the sake of clarity, it being understood that any counterclaims with respect to Retained Liabilities are not Purchased Assets under this Section 2.4(e)(i)), and (ii) the right to retain all proceeds and monies therefrom;
(f)    true and complete copies of the Business Books and Records, including the books and records set forth on Schedule 2.4(f); provided that NanoString shall be permitted to keep copies of such Business Books and Records to the extent related to the Excluded Assets or Retained Business;
(g)    all goodwill associated with the Purchased Assets;
(h)    any and all accounts receivable arising from and to the extent related to Business Products that are shipped after the Closing;
(i)    all other assets or rights of any kind, other than Contracts that are owned by NanoString or any of its Subsidiaries, that solely relate to the Business Products; and
(j)    any and all assets set forth on Schedule 2.4(j) hereto.
2.5    Excluded Assets. Veracyte expressly understands and agrees that all assets, properties, interests rights and claims of NanoString and its Subsidiaries other than Purchased Assets (collectively, the “Excluded Assets”) shall be retained by the NanoString Group.

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2.6    Assumed Liabilities. On the terms and subject to the conditions of this Agreement, Veracyte shall (or shall cause its applicable Subsidiaries to) assume, discharge and perform the following Liabilities of NanoString and its Subsidiaries (the “Assumed Liabilities”):
(a)    any and all Liabilities to the extent relating to, arising out of or resulting from the Purchased Assets, in each case arising after the Closing (for the sake of clarity, it being understood that all Liabilities to the extent relating to, arising out of or resulting from any service or warranty obligations in any Business Contract related to an order for Business Products prior to Closing shall be a Retained Liability under this Agreement).
(b)    any and all Taxes (other than Excluded Business Taxes), including Transfer Taxes allocated to Veracyte pursuant to Section 6.3(a), and Straddle Period Taxes allocated to Veracyte pursuant to Section 6.3(b), imposed with respect to, arising out of, or relating to the Business Products to the extent attributable to any Post‑Closing Period;
(c)    any and all Liabilities solely in respect of any Transferred Business Employees (if any) arising after the Closing Date, except as set forth in the Transition Services Agreement, and excluding any and all Liabilities arising from or related to any and all Benefit Plans, including International Plans after the Closing Date; and
(d)    any and all Liabilities solely in respect of Continuing Employees arising after the applicable Continuing Employee Start Date, except as set forth in the Transition Services Agreement, and excluding any and all Liabilities arising from or related to any and all Benefit Plans, including International Plans after the applicable Continuing Employee Start Date.
For the avoidance of doubt, a Liability of Veracyte related to the Purchased Assets or Assumed Liabilities, that arises after the Closing and is otherwise included as an Assumed Liability pursuant to the definition thereof shall not be deemed a Retained Liability hereunder solely as a result of such Liability resulting from the continuation by Veracyte of an act or omission following the Closing that was also taken by NanoString on or prior to the Closing. For the further avoidance of doubt, the foregoing sentence shall in no way be deemed to limit Veracyte’s ability to recover for a breach by NanoString of any representation or warranty under this Agreement pursuant to the terms of this Agreement.
2.7    Retained Liabilities. Notwithstanding anything to the contrary contained in Section 2.6, NanoString and its Subsidiaries shall retain and be solely responsible for, and neither Veracyte nor any of its Subsidiaries shall assume, any and all Liabilities of NanoString or any of its Subsidiaries or affiliates arising out of matters occurring, or obligations incurred before, at or after the Closing, other than the Assumed Liabilities (the “Retained Liabilities”). NanoString and Veracyte acknowledge and agree that neither Veracyte nor any of its Subsidiaries will be required to assume, retain or be responsible for any Retained Liabilities.
2.8    Closing Deliveries.
(a)    At the Closing, Veracyte shall deliver, or cause to be delivered, to NanoString the following:

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(i)    the Cash Consideration, by wire transfer(s) of immediately available funds to one or more bank accounts designated in writing by NanoString (such designation to be made by NanoString at least two (2) business days prior to the Closing Date);
(ii)    irrevocable instructions to Veracyte’s transfer agent instructing it to issue a stock certificate (or book entry entitlement) representing the Equity Consideration in the name of NanoString;
(iii)    evidence reasonably satisfactory to NanoString that the Equity Consideration has been authorized for listing (subject to notice of issuance) on the Nasdaq Global Market;
(iv)    the Service and Supply Agreements and Transition Services Agreement, duly executed by Veracyte and any of Veracyte’s Subsidiaries named as a party thereto;
(v)    the Assignment and Assumption Agreement and Bill of Sale for the Purchased Assets and the Assumed Liabilities, in substantially the form attached as Exhibit C hereto (the “Assignment Agreement and Bill of Sale”), duly executed by Veracyte and any of Veracyte’s Subsidiaries named as a party thereto; and
(vi)    to the extent applicable, with respect to jurisdictions outside the United States in which the Purchased Assets or Assumed Liabilities are located, counterparts of each asset purchase agreement, bill of sale, certificate of title, deed, assignment or other agreement or instrument of transfer (in a form that is consistent with the terms and conditions of this Agreement, the Assignment Agreement and Bill of Sale and otherwise customary in such jurisdiction) as the Parties mutually and reasonably agree are reasonably necessary or appropriate to effect the sale and transfer of the Purchased Assets or the assumption of the Assumed Liabilities pursuant to this Agreement (collectively, the “Foreign Closing Documents”), in each case, duly executed by Veracyte or any of Veracyte’s Subsidiaries named as a party thereto.
(b)    At the Closing, NanoString shall deliver, or cause to be delivered, to Veracyte the following:
(i)    the Service and Supply Agreements and Transition Services Agreement, duly executed by NanoString and each Subsidiary of NanoString named as a party thereto;
(ii)    a counterpart of the Assignment Agreement and Bill of Sale, duly executed by NanoString and each Subsidiary of NanoString named as a party thereto;

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(iii)    evidence satisfactory to Veracyte of (A) the novation or consent to assignment of any Person whose novation or consent to assignment, as the case may be, may be required in connection with the Transactions or any other transaction contemplated by this Agreement under the contracts listed or described on Schedule 2.8(b)(iii)(A) hereto, (B) the termination of each of the contracts of NanoString listed or described on Schedule 2.8(b)(iii)(B) hereto, and (C) the amendment of each of the contracts of NanoString listed or described on Schedule 2.8(b)(iii)(C) hereto in the manner described on such Schedule with respect to each such contract;
(iv)    evidence reasonably satisfactory to Veracyte that all Liens on the Purchased Assets set forth on Schedule 2.8(b)(iv) shall have been released prior to or shall be released simultaneously with the Closing;
(v)    to the extent applicable, counterparts of the Foreign Closing Documents, duly executed by NanoString or each Subsidiary of NanoString named as a party thereto; and
(vi)    (A) from NanoString and each Subsidiary of NanoString that sells, transfers or assigns (or is treated as selling, transferring or assigning, for U.S. federal income tax purposes) any Purchased Assets or Assumed Liabilities and that is a “United States person” (as such term is defined in Section 7701(a)(30) of the Code), a duly executed certificate of non-foreign status, substantially in the form of the sample certification set forth in Treasury Regulations Section 1.1445-2(b)(2)(iv)(B) and (B) from each Subsidiary of NanoString that sells, transfers or assigns (or is treated as selling, transferring or assigning, for U.S. federal income tax purposes) any Purchased Assets or Assumed Liabilities and that is not a “United States person” (as such term is defined in Section 7701(a)(30) of the Code), a duly executed certificate to the effect that no such asset is a “United States real property interest.”
2.9    Transaction Consideration Allocation.
(a)    NanoString and Veracyte agree to allocate and, as applicable, to cause their relevant affiliates to allocate, the Transaction Consideration and any other items that are treated as additional consideration for Tax purposes among the Purchased Assets in accordance with the methodology presented in Exhibit D attached hereto (the “Allocation Methodology”).
(b)    No later than [***] after the Closing, Veracyte shall deliver to NanoString a proposed allocation of the Transaction Consideration and any other items that are treated as additional consideration for Tax purposes among each applicable member of the NanoString Group that sells, transfers or assigns (or is treated as selling, transferring or assigning, for U.S. federal income Tax purposes) any Purchased Assets or Assumed Liabilities and further among each of the Purchased Assets and the License determined in a manner consistent with the Allocation Methodology, Section 1060 of the Code and the Treasury Regulations promulgated thereunder, and any other relevant provision of applicable Tax Law (“Veracyte’s Allocation”). If NanoString disagrees with Veracyte’s Allocation, NanoString may, within [***] after delivery of NanoString’s Allocation, deliver a notice (“NanoString’s Allocation Notice”) to Veracyte to such

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effect, specifying those items as to which NanoString disagrees and setting forth NanoString’s proposed allocation. NanoString and Veracyte shall, during the [***] following such delivery, use commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine the allocation of the Transaction Consideration and any other items that are treated as additional consideration for Tax purposes. If NanoString and Veracyte are unable to reach such agreement, they shall promptly thereafter cause a nationally recognized independent accounting firm mutually selected by NanoString and Veracyte (“Independent Accounting Firm”), who shall be promptly engaged, to resolve any remaining disputes. All fees and expenses relating to the work, if any, to be performed by the Independent Accounting Firm shall be borne equally by NanoString and Veracyte. Any allocation of the Transaction Consideration and any other items that are treated as additional consideration for Tax purposes determined pursuant to the decision of the Independent Accounting Firm shall incorporate, reflect, and be consistent with the Allocation Methodology. The allocation, as prepared by Veracyte if no NanoString’s Allocation Notice has been timely given, as adjusted pursuant to any agreement between NanoString and Veracyte, or as determined by the Independent Accounting Firm in accordance with this Section 2.9(b) (the “Allocation”), shall be conclusive and binding on the Parties absent manifest error. The Allocation shall be adjusted, as necessary, to reflect any subsequent adjustments to the Transaction Consideration and any other items that are treated as additional consideration for Tax purposes. NanoString and Veracyte agree (and agree to cause their respective affiliates) to prepare and file all relevant federal, state, local and foreign Tax Returns in accordance with the Allocation unless otherwise required by a Taxing Authority. In the event that the Allocation is disputed by any Taxing Authority, the Party receiving notice of such dispute shall promptly notify the other Party in writing of such notice and resolution of the dispute.
2.10    Non-Assignment; Consents.
(a)    Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to sell, assign, transfer, convey or deliver any Purchased Asset if a sale, assignment, transfer, conveyance or delivery thereof would be prohibited by Law or would, without the approval, authorization or consent of, filing with, notification to, or granting or issuance of any license, order, waiver or permit by, any third party or Governmental Entity (collectively, “Approvals”), (i) constitute a breach or other contravention thereof, (ii) be ineffective, void or voidable, or (iii) adversely affect, in any material respect, the rights thereunder of NanoString, its Subsidiaries, Veracyte, or any of their respective officers, directors, agents or affiliates, unless and until such Approval is obtained (any such asset for which Approval is not obtained prior to Closing, a “Non-Transferable Asset”).
(b)     NanoString shall, and shall cause its controlled affiliates to, use commercially reasonable efforts to (i) obtain or cause to be obtained, any Approval (other than regulatory Approvals governed by Section 5.1) required to sell, assign, transfer, convey or deliver the Purchased Assets to Veracyte or its designated Subsidiary at the Closing (collectively, “Non-Regulatory Approvals”) and (ii) assist Veracyte in entering into replacement Contracts with respect to the Business Products distributor relationships set forth on Schedule 2.10(b) hereto (the such replacement Contracts, the “Replacement Distributor Contracts” and such replaced Contracts, the “Replaced Distributor Contracts”), and Veracyte shall provide reasonable

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cooperation to NanoString and its affiliates in connection therewith.  If such Non-Regulatory Approval or Replacement Distributor Contract are not obtained in connection with the Closing, then such Non-Transferable Asset shall not be sold, assigned or delivered in connection with the Closing, and until the earliest of (x) such time as such Non-Regulatory Approval is obtained or such Replacement Distributor Contract is entered into, (y) [***] following the Closing Date and (z) with respect to a Non-Transferrable Asset that is a Contract, the execution of a replacement Contract by Veracyte or its Subsidiary (the “Transition Period”), NanoString shall, and shall cause its controlled affiliates to, use commercially reasonable efforts to obtain, or cause to be obtained, such Non-Regulatory Approval and assist Veracyte in entering into Replacement Distributor Contract, and Veracyte shall provide reasonable cooperation to NanoString and its affiliates in connection therewith. During the Transition Period until the earlier of (x) such time as such Non-Regulatory Approval is obtained or such Replacement Distributor Contract is entered into, (y) [***] following the Closing Date and (z)  with respect to a Non-Transferrable Asset that is a Contract, the execution of a replacement Contract by Veracyte or its Subsidiary, NanoString shall, and shall cause its controlled affiliates to, use commercially reasonable efforts to cooperate with Veracyte to put in place any arrangement reasonably acceptable to Veracyte and NanoString that is intended to both (A) provide Veracyte or its designated Subsidiary, to the fullest extent reasonably practicable and permissible by applicable Law, the claims, rights, remedies and benefits of any such Non-Transferable Asset or Replacement Distributor Contract, and (B) to the extent of the benefits received by Veracyte, cause Veracyte, subject to applicable Law, to assume and be responsible for, and pay, perform and discharge when due, all liabilities and obligations of NanoString with respect to the Non-Transferable Asset, from and after the Closing in accordance with this Agreement (including (in the case of clauses (A) and (B)) by means of any subcontracting, sublicensing or subleasing arrangement).  Upon obtaining the relevant Non-Regulatory Approval, NanoString hereby assigns, and shall, and shall cause each of its applicable Subsidiaries to, promptly sell, convey, assign, transfer and deliver to Veracyte or its designated Subsidiary such Non-Transferable Asset for no additional consideration (other than assumption of any related Assumed Liabilities with respect thereto), and Veracyte shall promptly assume such related Assumed Liability.  Upon Veracyte entering into a Replacement Distributor Contract, NanoString shall promptly (and in no event later than [***] after the applicable Replacement Distributor Contract is entered into) wind down any Contract (or portion of a Contract) that Veracyte has replaced with such Replacement Distributor Contract (the “Replaced Distributor Relationship”).
(c)    NanoString shall be entitled to terminate, or cause its applicable Subsidiary to terminate, any Contract that is a Non-Transferable Asset upon [***] notice to Veracyte at any time after the [***] anniversary of the Closing Date.
(d)    All reasonable costs agreed and payable by NanoString or its Affiliates in connection with obtaining Non-Regulatory Approvals under Section 2.10(b) shall be borne by NanoString (provided that Veracyte shall bear all costs of its cooperation thereunder).  Notwithstanding anything herein to the contrary, neither NanoString nor Veracyte shall have any obligation under this Agreement or otherwise to pay any consent, approval or waiver “fee”, discount, rebate or any money or other consideration beyond administrative costs or immaterial review charges, to any Person in order to obtain any Non-Regulatory Approvals, unless Veracyte requests and reimburses NanoString for such payment.

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(e)    During the Transition Period, for so long as NanoString and its Subsidiaries hold any Non-Transferable Asset and provide Veracyte or any of its affiliates any claims, rights and benefits of any such Non-Transferable Asset or Replaced Distributor Contract pursuant to an arrangement described in Section 2.10(b) (if any), (i) NanoString and its Subsidiaries shall hold and operate such Non-Transferable Assets or Replaced Distributor Contract in a mutually agreeable manner consistent in all material respects with the manner in which NanoString and its Subsidiaries hold and operate their other assets and operate under their other Contracts, subject to the reasonable instructions of Veracyte and its Affiliates to the extent such instructions related to a Non-Transferable Asset or a Replaced Distributor Contract and (ii) Veracyte shall indemnify and hold NanoString, its applicable Subsidiaries and their respective Affiliates harmless from and against all Covered Losses incurred or asserted as a result of NanoString’s or any such affiliate’s or their respective affiliate’s post-Closing direct or indirect ownership, management or operation of any such Non-Transferable Assets or Replaced Distributor Contract (only to the extent such Covered Losses related to the Purchased Assets or are Assumed Liabilities hereunder).
2.11     Method of Delivery of Assets. NanoString shall deliver or cause to be delivered to Veracyte or a Subsidiary or affiliate of Veracyte, as applicable, all of the Purchased Assets, which shall be delivered to Veracyte or a Subsidiary or affiliate of Veracyte, as applicable, in the form and to the location to be determined by Veracyte in its reasonable discretion on or before the Closing Date at NanoString’s cost and expense; provided, that, to the extent practicable, NanoString and Veracyte shall cooperate with the intent that the Purchased Assets are delivered in a manner reasonably calculated and legally permitted to minimize or avoid the incurrence of transfer and sales Taxes if such method of delivery does not adversely affect the condition, operability or usefulness of any Purchased Asset; and provided further, that, the Business Books and Records shall not be required to be delivered until 30 days following the Closing.
2.12    Withholding. Veracyte shall be entitled to deduct and withhold (or cause to be deducted and withheld) from amounts otherwise payable pursuant to this Agreement any amounts as are required to be withheld or deducted with respect to such payment under the Code or any other applicable Tax Law. To the extent that amounts are so deducted and withheld, and paid over to the appropriate Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.
2.13    Exclusive License.
(a)    License Grant.
(i)    Dx Test License. Subject to the terms and conditions of this Agreement (including Section 2.13(f)) and the Supply Agreements, NanoString hereby grants to Veracyte and its Affiliates a worldwide, exclusive, royalty-free and fully paid-up, perpetual, transferable and sub-licensable (through multiple tiers) right and license under the Licensed Intellectual Property to develop, make, use, sell, offer for sale, import and export Dx Tests for use on the System; provided that the rights granted by NanoString under the Licensed Intellectual Property with respect to Copyrights owned or Controlled by NanoString or its Affiliates in the Dx Software Framework are set forth in Section 2.13(a)(iii); and provided further that

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NanoString shall have the exclusive right to manufacture (or have manufactured) Dx Tests for use on the System for Veracyte in accordance with the terms of the Supply Agreement. For clarity, and notwithstanding anything herein to the contrary, (A) the foregoing license does not include rights to (x) GeoMx™ Digital Spatial Profiler, Hyb & Seq™ technology, or any of NanoString’s other non-System technologies (collectively, “NanoString Other Systems”), or (y) to develop or commercialize a Dx Test for use on any other systems, including NanoString Other Systems; and (B) nothing in this Agreement restricts NanoString from developing and commercializing any Dx Test involving NanoString Other Systems, despite incorporation of a System into the Dx Test workflow for NanoString Other Systems (where such workflow involves substantial technology (including imaging technology) besides the System and is not designed to circumvent the exclusivity for Dx Test on the System granted to Veracyte under this Agreement by adding immaterial elements to the System workflow), and NanoString is expressly permitted to do so, including with respect to Dx Tests that incorporate the genes used in the PAM50/Prosigna Assay and/or the LymphMark/Lymphoma Subtyping Test for use on NanoString Other Systems (“Universal Panel”). The foregoing license grant to Veracyte and its Affiliates may be referred to herein as the “Dx Test License.”
(ii)    Dx System License. Subject to the terms and conditions of this Agreement (including Section 2.13(f)) and the Supply Agreements, NanoString hereby grants to Veracyte and its Affiliates a worldwide, non-exclusive, royalty-free and fully paid-up, perpetual, transferable and sub-licensable (through multiple tiers) right and license under the Licensed Intellectual Property to develop, make, use, sell, offer for sale, import and export the System for use with Dx Tests; provided that the rights granted by NanoString under the Licensed Intellectual Property with respect to Copyrights owned or Controlled by NanoString or its Affiliates in the Dx Software Framework are set forth in Section 2.13(a)(iii), and the rights granted by NanoString under the Licensed Intellectual Property with respect to other Copyrights owned or Controlled by NanoString or its Affiliates in such Licensed Intellectual Property are set forth in Section 2.13(a)(iv); and provided further that NanoString shall have the exclusive right to manufacture (or have manufactured) the System for Veracyte in accordance with the terms of the Supply Agreement, and Veracyte’s rights to make and have made the System, after the [***] of the Closing Date, are limited to the nCounter® Dx-Only System (as defined in the Supply Agreement). For clarity, and notwithstanding anything herein to the contrary, (A) the foregoing license does not include rights to (x) the NanoString Other Systems, or (y) rights to develop or commercialize the System for any use other than with Dx Tests; and (B) NanoString shall retain the right to develop, make, use, sell, offer for sale, import and export any version of the System other than the nCounter® Dx-Only System, including but not limited to, the System configured to be run in both Diagnostics mode and Life Sciences mode, and enabled to run the Prosigna® test, the LymphMark test, and any Veracyte-developed tests. Upon the expiration or termination of the Supply Agreement for the System, the Dx System License shall become exclusive with respect to the nCounter® Dx-Only System. The foregoing license grant to Veracyte and its Affiliates may be referred to herein as the “Dx

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System License.” “nCounter® Dx-Only System” means the version of the System designed pursuant to the Supply Agreement for use solely with Dx Tests.
(iii)    Dx Software Framework License. With respect to those portions of the Dx Software Framework that are Licensed Intellectual Property, and subject to the terms and conditions of this Agreement (including Section 2.13(f)) and the Supply Agreements, NanoString hereby grants to Veracyte and its Affiliates under its Copyrights in such Licensed Intellectual Property: (A) a worldwide, non-exclusive, royalty-free and fully paid-up, perpetual, transferable, sublicensable license to internally reproduce and prepare derivative works of the source code of such Licensed Intellectual Property (“Dx Framework Source Code”) solely in order to maintain interoperability between the Dx Software Modules and the Dx Software Framework and otherwise maintain the Dx Software Framework for use on the System with Dx Tests; and (B) a worldwide, non-exclusive, royalty-free and fully paid-up, perpetual, transferable, sublicensable (through multiple tiers) license to reproduce and distribute such Licensed Intellectual Property as part of the Dx Software Framework in compiled object code form solely as a pre-installed component of the Systems made available by or on behalf of Veracyte and subject to NanoString’s standard license terms for the Dx Software Framework. For clarity, Veracyte does not have the right to install or update the Dx Framework Software or any derivative work thereof on any System in the field other than nCounter® Dx-Only Systems. Veracyte must not directly or indirectly sell, lease, license, sublicense, distribute, or otherwise allow any third party (other than Veracyte’s contractors and service providers) to access or use the Dx Framework Source Code or any derivative work thereof in source code form. The Dx Framework Source Code is NanoString Trade Secret information, and accordingly, is Confidential Information under the Confidentiality Agreement. Veracyte shall restrict access to the Dx Framework Source Code and derivative works thereof in source code form in the same manner as Veracyte restricts access to its own most sensitive source code (but in any case using at least industry standard source code access restrictions), to those of Veracyte’s employees (and Veracyte’s contractors and service providers) that must have access in order for Veracyte to use the Dx Framework Software as permitted in this Section 2.13. Veracyte shall be fully responsible for the conduct of any of its employees (and Veracyte’s contractors and service providers) that breach the terms of this Agreement. Veracyte shall immediately notify NanoString of any breach of this Agreement or the breach of Veracyte’s security under conditions in which it would appear that the Dx Framework Source Code or any derivative work thereof in source code form was compromised or exposed to loss. Upon NanoString’s request, Veracyte shall take all reasonable steps to recover all Dx Framework Source Code and derivative works thereof in source code form that are disclosed, stolen, or otherwise compromised. The foregoing license grant to Veracyte and its Affiliates and the license granted in Section 2.13(a)(iv) may be referred to herein as the “Dx Copyright License.”
(iv)    System Documentation License. With respect to those portions of the Licensed Intellectual Property that consist of confidential or Trade Secret works of authorship of NanoString or its Affiliates other than the Dx Software Framework, and subject to the terms and conditions of this Agreement (including Section 2.13(f)), the Confidentiality Agreement, and the Supply

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Agreements, NanoString hereby grants to Veracyte and its Affiliates under its Copyrights in such Licensed Intellectual Property a worldwide, non-exclusive, royalty-free and fully paid-up, perpetual, transferable, sublicensable license to internally reproduce and prepare derivative works of such Licensed Intellectual Property solely in order to exercise the rights granted to Veracyte in Section 2.13(a)(ii) to develop and make the System for use with Dx Tests. With respect to those portions of the Licensed Intellectual Property that consist of non-confidential works of authorship of NanoString or its Affiliates other than the Dx Software Framework, and subject to the terms and conditions of this Agreement (including Section 2.13(f)) and the Supply Agreements, NanoString hereby grants to Veracyte and its Affiliates under its Copyrights in such Licensed Intellectual Property a worldwide, non-exclusive, royalty-free and fully paid-up, perpetual, transferable, sublicensable license to reproduce, distribute, prepare derivative works of, and publicly display such Licensed Intellectual Property in connection with Veracyte’s exercise of the rights granted in Section 2.13(a)(ii) to use, sell, offer for sale, import and export and the System for use with Dx Tests. Veracyte shall not remove or obscure any proprietary marking of NanoString or its Affiliates that appear in copies of the Licensed Intellectual Property described in this Section 2.13(a)(iv).
(b)    Exclusivity. Except with respect to Permitted Sales, NanoString shall not (and will ensure that its Affiliates do not) (i) develop or commercialize any Dx Tests (whether by itself or with or for a Third Party) for use on the System, or (ii) knowingly assist, license or otherwise enable any Third Party to develop or commercialize any Dx Tests for use on the System. Veracyte shall not (and will ensure that its Affiliates do not) (A) develop or commercialize a Non-Dx Test (whether by itself or with or for a Third Party) for use on the System or (B) knowingly assist, license or otherwise enable any Third Party to develop or commercialize any Non-Dx Tests for use on the System. For clarity, NanoString shall be permitted to make Permitted Sales.
(c)    Cooperation. If NanoString or its Affiliates receives any inquires or requests from a Third Party related to the purchase, development, or commercialization of a Dx Test for use on the System, NanoString shall promptly (and in no event later than [***] after NanoString receives such request) refer such Third Party to Veracyte for Veracyte to evaluate the opportunity in good faith. If Veracyte or its Affiliates receives any inquiries or requests from a Third Party related to the purchase, development, or commercialization of a Non-Dx Test for use on the System, Veracyte shall promptly (and in no event later than [***] after Veracyte receives such request) refer such Third Party to NanoString to evaluate the opportunity in good faith.
(d)    Review Committee. Promptly after the Closing Date (and in no event later than [***] after the Closing Date), the Parties shall form a joint review committee consisting of [***] representatives of each Party (the “Review Committee”) to coordinate the mechanism to address development and commercialization opportunities for Dx Test on the System that are received by NanoString from Third Parties. The Review Committee’s role is to facilitate the consideration by Veracyte of such Dx Test development and commercialization opportunities on the System, which Veracyte will consider in good faith. Either Party may change its Review Committee members upon written notice to the other Party. The Review Committee may meet in person or by teleconference or videoconference at times and locations to be mutually agreed upon by the Parties. Additional members representing either Party may attend any Review Committee meeting. The Review Committee will not have any decision-making authority and in no event will the Review Committee have the power to amend or waive

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compliance with this Agreement or require Veracyte to take any specific action with respect to development or commercialization opportunities. Veracyte agrees to collaborate in good faith with NanoString in evaluating and coordinating Dx Test development and commercialization opportunities referred to Veracyte to facilitate NanoString’s ability to offer its customers a pathway for Dx Test development and commercialization on the System. The Parties acknowledge and agree that Veracyte has the final decision-making right in its sole discretion regarding any such development and commercialization opportunities, including the decision to not pursue (or decline to grant rights to any Third Party with respect to) any such development or commercialization opportunity, and Veracyte shall have no liability as a result of such decision. The Parties further acknowledge and agree that Permitted Sales are permitted without, and not subject to, Review Committee review.
(e)    Trademark License. Subject to Veracyte’s compliance with this Section 2.13(e), NanoString hereby grants to Veracyte a worldwide, non-exclusive, royalty-free and fully paid-up, perpetual, revocable, transferable and sub-licensable (through multiple tiers) right and license to use and display the Licensed Trademarks for the purpose of marketing, promoting, advertising, distributing, leasing or selling Dx Tests for use on the System. Veracyte will comply with the trademark usage guidelines provided by NanoString pertaining to the Licensed Trademarks, which may be updated by NanoString from time to time upon written notice to Veracyte. Prior to the first use of any marketing collateral, product or other material displaying or incorporating any of the Licensed Trademarks or Licensed Intellectual Property, Veracyte shall provide a copy or depiction of such collateral, product or material for review and approval by NanoString, such approval not to be unreasonably withheld, delayed or conditioned. All rights of NanoString in and to the Licensed Trademarks not expressly granted under this Section 2.13(e) are reserved by NanoString. The foregoing license includes the right to use the Licensed Trademarks in combination in accordance with NanoString’s Trademark guidelines; provided that Veracyte shall not file a trademark application directed to a mark containing any of the Licensed Trademarks, alone or in combination. Veracyte shall not reproduce or use (or authorize the reproduction or use of) the Licensed Trademarks other than as expressly authorized by this Agreement. During the term of this Agreement and after any termination of this Agreement or revocation by NanoString of the rights granted in this Section 2.13(e) for Veracyte’s failure to comply with NanoString’s Trademark guidelines, Veracyte shall not use as its own any service mark, service name, trade name, trademark, design or logo(s) confusingly similar to the Licensed Trademarks. All use of the Licensed Trademarks by Veracyte, and all goodwill associated with such use, shall inure to the benefit of NanoString.
(f)    Retained Rights.
(i)    Subject to and without limiting Section 2.13(b), Veracyte hereby grants to NanoString and its Affiliates a worldwide, non-exclusive, royalty-free and fully paid-up, perpetual, (solely with respect to the rights granted in subsection (x)), transferable and sub-licensable (through multiple tiers) right and license under the Purchased Assets, including the Transferred Intellectual Property, to: (w) make, have made, sell, offer for sale, import and export, copy, reproduce, distribute, prepare and own derivative works of those portions of the Dx Software Modules that are unique to Prosigna or LymphMark (1) for use in the System manufactured and sold pursuant to the Supply Agreement, (2) for purposes of Permitted Sales, and (3) in connection with making, using, selling, importing and otherwise exploiting PAM50/Prosigna Assay and the LymphMark/Lymphoma Subtyping Test, alone or in combination with other tests or assays, in each case of

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clauses (2) and (3) solely for research and investigational uses; (x) make, have made, sell, offer for sale, import and export, copy, reproduce, distribute, prepare and own derivative works of, and otherwise exploit in any manner and in any product or service those portions of the Dx Software Modules that are not unique to Prosigna or LymphMark; (y) prepare and own derivative works of the Dx Software Modules, and make, have made, sell, offer for sale, import and export, copy, reproduce, and distribute such derivative works for use in any NanoString Other System in connection with making, using, selling, importing and otherwise exploiting Universal Panels; and (z) copy, reproduce, distribute, prepare and own derivative works of and publicly display Transferred Intellectual Property consisting of marketing collateral, website content, manuals, and other customer-facing information regarding Prosigna for purposes of making, using, selling, importing and otherwise exploiting PAM50/Prosigna Assay and the LymphMark/Lymphoma Subtyping Test, alone or in combination with other tests or assays, in each case solely for research and investigational uses.
(ii)    Subject to and without limiting Sections 2.13(b), Veracyte hereby grants to NanoString and its Affiliates a worldwide, exclusive, royalty-free and fully paid-up, perpetual, transferable and sub-licensable (through multiple tiers) (x) right and license under the Purchased Assets, including the Transferred Intellectual Property, and (y) subject to the terms and conditions set forth on Schedule 2.13(f)(ii), sublicense under Veracyte’s rights in and to the Intellectual Property Rights that was licensed to NanoString pursuant the Business License Contracts, in each case ((x) and (y)), to make, use, sell, offer for sale, import and export the PAM50/Prosigna Assay and the LymphMark/Lymphoma Subtyping Test, alone or in combination with other tests or assays, in each case solely for research and investigational uses; provided that (A) Veracyte shall retain the right under such Intellectual Property Rights to make, use, sell, offer for sale, import and export Prosigna and LymphMark for research and investigational use solely to the extent reasonably necessary for purposes of developing Prosigna and LymphMark as Dx Tests for use on the System, and (B) it shall not be a breach of this Section (or otherwise an infringement of the Intellectual Property Rights licensed under this Section), if a customer that purchases Prosigna or LymphMark from Veracyte (or its distributor) uses Prosigna or LymphMark for research or an investigational use provided that Veracyte has not marketed, or knowingly sold, Prosigna or LymphMark for such research or investigational use. As used herein, the “PAM50/Prosigna Assay” means the assay underlying Prosigna, which produces a fifty (50) gene expression profile and analyzes such profile using PAM50, a fifty (50)-gene classifier algorithm, and associated computational algorithms, to assign breast cancer tissue into one of four intrinsic subtypes and predict distant recurrence, and the “LymphMark/Lymphoma Subtyping Test” means the assay underlying LymphMark, which produces a twenty (20) gene expression profile and analyzes such profile using a scoring algorithm to identify the ABC, GCB and unclassified cell-of-origin subtypes of DLBCL.
(iii)    Veracyte hereby grants to NanoString and its Affiliates a worldwide, non-exclusive, royalty-free and fully paid-up, perpetual, transferable and sub-licensable (through multiple tiers) (x) right and license under the Purchased Assets, including the Transferred Intellectual Property, and (y) subject to the terms

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and conditions set forth on Schedule 2.13(f)(ii), sublicense under the Intellectual Property Rights that was licensed to NanoString pursuant the Business License Contracts, in each case ((x) and (y)), to make, have made, sell, offer for sale, import and export the System and Business Products for Veracyte pursuant to the Supply Agreements.
(iv)    Without limiting the licenses set forth in Section 2.13(f)(ii) and (iii) above, and subject to NanoString’s compliance with this Section 2.13(f)(iv), Veracyte hereby grants to NanoString a worldwide, non-exclusive, royalty-free and fully paid-up, perpetual, transferable and sub-licensable (through multiple tiers) right and license to use and display the Transferred Trademarks for the purpose of (x) manufacturing, marketing, promoting, advertising, distributing, leasing or selling the System for use with Dx Tests, including the Business Products, and the PAM50/Prosigna Assay and LymphMark/Lymphoma Subtyping Test for research and investigational use, and (y) describing the Business as part of NanoString’s ongoing business, including in investor relations materials and discussions. All use of the Transferred Trademarks by NanoString, and all goodwill associated with such use, shall inure to the benefit of Veracyte.
(g)    Enforcement of Licensed Intellectual Property. [***]
(h)    Bankruptcy Rights. All rights and licenses granted hereunder, are, for purposes of Section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”), licenses of “intellectual property rights” within the scope of Section 101 of the Bankruptcy Code. Each licensor acknowledges that the licensee, as a licensee of such rights and licenses hereunder, will retain and may fully exercise all of its rights and elections under the Bankruptcy Code. Each licensor irrevocably waives all arguments and defenses arising under 11 U.S.C. § 365(c)(1) or successor provisions to the effect that applicable Law excuses such licensor from accepting performance from or rendering performance to an entity other than the debtor or debtor-in-possession as a basis for opposing assumption of the licenses granted by this Section 2.13(h) in a case under Chapter 11 of the Bankruptcy Code to the extent that such consent is required under 11 U.S.C. § 365(c)(1) or any successor statute.
(i)    Reservation of Rights. All Software and documentation within the Licensed Intellectual Property is licensed, not sold, to Veracyte pursuant to the licenses set forth in this Section 2.13. Subject to the Dx Test License, Dx System License and Dx Copyright License, as between the Parties, NanoString and its Affiliates retain all right, title, and interest, including all Intellectual Property Rights, in and to the Licensed Intellectual Property. Except for those rights expressly granted in this Agreement or the Supply Agreements, no other rights are granted, either express or implied, to Veracyte.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF NANOSTRING

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Except as disclosed in the applicable section or subsection of the NanoString Disclosure Letter (it being understood that any information set forth in one section or subsection of the NanoString Disclosure Letter shall be deemed to apply to and qualify the representation and warranty set forth in this Agreement to which it corresponds in number and, whether or not an explicit reference or cross-reference is made, each other representation and warranty set forth in this Article III for which it is reasonably apparent on its face without reference to any extrinsic information or knowledge that such information is relevant to such other section), NanoString represents and warrants to Veracyte, as of the date hereof, as set forth below:
3.1    Qualification, Organization, Subsidiaries, etc.
(a)    NanoString is a legal entity duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets relating to the Business and the System for use with Dx Tests and to carry on the Business and its business with respect to the System for use with Dx Tests as presently conducted. NanoString is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties relating to the Business or the System for use with Dx Tests or conduct of the Business and its business with respect to the System for use with Dx Tests requires such qualification, except where the failure to be so qualified or, where relevant, in good standing, has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of NanoString to consummate the Transactions.
(b)    Each of NanoString’s Subsidiaries is a legal entity duly organized, validly existing and, where such concept is recognized, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets relating to the Business and the System for use with Dx Tests and to carry on the Business and its business with respect to the System for use with Dx Tests as presently conducted by such Subsidiary, except where the failure to be, where relevant, in good standing, has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of NanoString to consummate the Transactions. Each of NanoString’s Subsidiaries is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties relating to the Business or the System for use with Dx Tests or conduct of the Business and its business with respect to the System for use with Dx Tests requires such qualification, except where the failure to be so qualified or, where relevant, in good standing, has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of NanoString to consummate the Transactions.
3.2    Corporate Authority.
(a)    NanoString has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly authorized by

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the board of directors of NanoString (the “NanoString Board of Directors”) and no other corporate proceedings (pursuant to NanoString’s Organizational Documents or otherwise) on the part of NanoString are necessary to authorize the consummation of, and to consummate, the Transactions. On or prior to the date hereof, the NanoString Board of Directors has (i) determined that the terms of the Transactions are fair to, and in the best interests of, NanoString and its stockholders (the “NanoString Stockholders”), (ii) determined that it is in the best interests of NanoString and the NanoString Stockholders, and declared it advisable, to enter into this Agreement and (iii) approved the execution and delivery by NanoString of this Agreement, the performance by NanoString of its covenants and agreements contained herein and the consummation of the Transactions upon the terms and subject to the conditions contained herein. None of the foregoing actions by the NanoString Board of Directors have been rescinded or modified in any way. No approval of the NanoString Stockholders is necessary or required, under applicable Law or otherwise, for the consummation by NanoString or any of its Subsidiaries of the Transactions.
(b)    This Agreement has been duly and validly executed and delivered by NanoString or one or more of its Subsidiaries, as applicable, and, assuming this Agreement constitutes the valid and binding agreement of Veracyte, constitutes the valid and binding agreement of NanoString, enforceable against NanoString in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (collectively, the “Enforceability Limitations”). Upon the execution and delivery by any member of the NanoString Group of the other Transaction Documents to which it is a party, and assuming the due authorization, execution and delivery thereof by the other parties thereto, such other Transaction Documents will constitute the legal, valid and binding obligations of such members of the NanoString Group, enforceable against NanoString and its applicable Subsidiaries in accordance with their terms, subject to the Enforceability Limitations.
3.3    Governmental Consents; No Violation.
(a)    No authorization, permit, notification to, consent or approval of, or filing with, any Governmental Entity is necessary or required, under applicable Law, for the consummation by NanoString or any of its Subsidiaries of the Transactions, except for such authorizations, permits, notifications, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of NanoString to consummate the Transactions.
(b)    The execution and delivery by NanoString of this Agreement and the execution and delivery by NanoString or one or more of its Subsidiaries of each other Transaction Document to which it is or will be a party, does not, and, except as described in Section 3.3(a), the consummation of the Transactions and compliance with the provisions hereof by NanoString and its Subsidiaries will not, (i) conflict with or result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give

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rise to a right of, or result in, termination, modification, cancellation, first offer, first refusal or acceleration of any obligation or to the loss of a benefit under any Contract that is either (A) primarily related to or (B) material to, the Business or the System for use with Dx Tests and binding upon NanoString or any of its Subsidiaries or to which any of them are a party or by or to which any of the Purchased Assets are bound or result in the creation of any Lien (other than Permitted Liens) upon any of the Purchased Assets, (ii) conflict with or result in any violation of (A) any provision of the NanoString’s Organizational Documents or (B) any provision of the Organizational Documents of any of NanoString’s Subsidiaries or (iii) conflict with or violate any Laws applicable to the Business or the System for use with Dx Tests or to which any of the Purchased Assets are subject, other than in the case of clauses (i), (ii)(B) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that has not had and would not reasonably be expected to have, individually or in the aggregate, a material effect on the Business, the System for use with Dx Tests or the ownership or operation of the Purchased Assets or Assumed Liabilities.
3.4    Absence of Certain Changes or Events.
(a)    From August 1, 2019 through the date hereof, there has not occurred any Effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.
(b)    From August 1, 2019 through the date hereof, except for events giving rise to and the discussion and negotiation of this Agreement, the Business has been conducted in all material respects in the ordinary course of business consistent with past practice.
3.5    Compliance with Law; Permits.
(a)    Since December 31, 2016, the Business and NanoString’s business with respect to the System for use with Dx Tests has been conducted in material compliance with all Laws applicable to the Business, NanoString’s business with respect to the System for use with Dx Tests, the Purchased Assets or the Assumed Liabilities.
(b)    NanoString and its Subsidiaries are and have been since December 31, 2016 in possession of all material Permits of any Governmental Entity or pursuant to any applicable Law necessary for NanoString and its Subsidiaries to own, lease and operate their properties and assets (in connection with or relating to the Business) or to carry on the Business as it is now being conducted or required for the ownership or operating of the Purchased Assets or Assumed Liabilities (such permits relating to the Business, the “Business Permits”), including the Permits set forth on Section 3.5(b) of the NanoString Disclosure Letter. All permits referenced in the first sentence of this Section 3.5(b), including the Business Permits, are in full force and effect, no default (with or without notice, lapse of time or both) has occurred under any such Business Permit that would be material to the ownership or operation of the Purchased Assets or Assumed Liabilities or the operation of the System for use with Dx Tests, and none of NanoString or any of its Subsidiaries has received any written notice from any Governmental Entity threatening to suspend, revoke, withdraw or modify any such permit.
(c)    NanoString has obtained all required approvals, clearances, authorizations, licenses and registrations, and maintained current all annual registration and device listings

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required by the Regulatory Authorities to permit the design, development, testing, manufacture, labeling, promotion, marketing and sale of Business Products and the System for use with Dx Tests in all jurisdictions where it currently conducts such activities (including without limitation any device premarket application or “PMA” pursuant to Section 515 of the FDCA, premarket notification pursuant to Section 510(k) of the FDCA or CE mark, the “Product Licenses”). NanoString has furnished to Veracyte complete and accurate copies of all Product Licenses, including all amendments and supplements thereto and all material communications to or from any Regulatory Authority with respect thereto. NanoString has complied in all material respects with all applicable legal requirements in connection with the preparation and submission to the applicable Regulatory Authority of each Product License, and nothing has come to the attention of NanoString which has led NanoString to reasonably believe that any Product License is not in good standing with the applicable Regulatory Authority. There is no action or proceeding by any Regulatory Authority pending or threatened, seeking the revocation or suspension of any Product License and there is no basis for such an action or proceeding. All registrations, listings, filings with and submissions to any Regulatory Authority made by or on behalf of NanoString with regard to the Business Products and the System for use with Dx Tests were true, accurate and complete in all material respects as of the date made or amended to be true, accurate and complete, and, to the extent required to be updated, as so updated remain true, accurate and complete in all material respects as of the date hereof, and do not materially misstate any of the statements or information included therein, or omit to state a material fact necessary to make the statements therein not misleading.
(d)    NanoString is in compliance with all applicable laws regarding registration, license, and certification for each site at which a Business Product or the System for use with Dx Tests is manufactured, labeled, or distributed. NanoString has sold the Business Product and the System for use with Dx Tests in compliance in all material respects with the legal requirements of each jurisdiction and all manufacturing operations performed by or on behalf of NanoString have been and are being conducted in all material respects in compliance with all legal requirements applicable to the jurisdictions where such Business Products or the System for use with Dx Tests are manufactured and sold, including the current good manufacturing practice requirements for medical devices as set forth under the Quality System Regulation under 21 C.F.R. Part 820. NanoString is in compliance in all material respects with all legal requirements applicable to the maintenance, compilation and filing of reports, including medical device reports required under section 519 of the FDCA and 21 C.F.R. Part 803, with regard to the Business Products for use on the System. There have been no adverse event reports, medical device reports submitted or required to be submitted to the FDA, or material, written complaints related to Business Products or the System for use with Dx Tests through the Closing Date. NanoString has not received any written notice or other written communication from any Regulatory Authority (i) contesting the pre-market clearance or approval of, the uses of, or the labeling, promotion or distribution of any Business Product or System, or (ii) otherwise alleging any violation by NanoString of any legal requirements pertaining to the Business Products or System for use with Dx Tests. There have been no recalls, field notifications or seizures ordered or adverse regulatory enforcement actions taken or threatened by any Regulatory Authority with respect to any of Business Products or System for use with Dx Tests, including any facilities where any such Business Products or Systems for use with Dx Tests are produced, processed, packaged or stored and NanoString has not, within the last three (3) years,

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either voluntarily or at the request of any Regulatory Authority, initiated or participated in a recall of any Business Product or System for use with Dx Tests.
(e)    NanoString represents that it has never, and that none of its officers or employees have ever committed a wrongful act with respect to the Business Products or the System for use with Dx Tests for which FDA has or would be reasonably likely to invoke its Fraud, Untrue Statements of Material Facts, Bribery, And Illegal Gratuities Final Policy, referred to as the Application Integrity Policy, as set forth in the Federal Register on September 10, 1991, at 56 Fed. Reg. 46191.
(f)    Debarment.  NanoString represents that it has never been, and that none of its officers or employees have ever been, (a) debarred (under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C. §335a (a) and (b)), (b) convicted of a crime for which a person can be debarred, (c) threatened to be debarred, or (d) indicted for a crime or otherwise engaged in conduct for which a person can be debarred.
(g)    Healthcare Laws. NanoString and its subsidiaries have been in compliance in all material respects with all applicable healthcare laws, rules and regulations, to the extent they apply to the Purchased Assets and Assumed Liabilities, including, without limitation, (i) all applicable foreign, federal, state and local healthcare related fraud and abuse laws, including, without limitation, the federal Anti-kickback Statute (42 U.S.C. § 1320a-7b(b)), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the criminal False Claims Law (42 U.S.C. § 1320a-7b(a)), the civil monetary penalties law (42 U.S.C. § 1320a-7a), the exclusion laws (42 U.S.C. § 1320a-7), the Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h), all applicable criminal laws relating to healthcare fraud and abuse, including but not limited to 18 U.S.C. Sections 286, 287, 1035, 1347 and 1349, the healthcare fraud criminal provisions under the U.S. Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) (42 U.S.C. §§1320d et seq.), the Medicare statute (Title XVIII of the Social Security Act), and the Medicaid statute (Title XIX of the Social Security Act); (ii) comparable applicable state and local laws; and (iii) the regulations promulgated pursuant to such laws (collectively, the “Healthcare Laws”). Neither NanoString nor any of its subsidiaries, officers, directors, or employees, as applicable, have been charged with or convicted of any criminal offense under any federal health care program, or have been debarred or excluded from participation in any federal health care program. Neither NanoString nor any of its subsidiaries has received written notice or other correspondence of any claim, action, suit, audit, proceeding, hearing, enforcement, investigation, or other action (“Action”) from any court, or governmental entity or third party alleging that is the Purchased Assets are in violation of any Healthcare Laws, and, to NanoString’s Knowledge, no such Action is threatened. Neither NanoString nor any of its subsidiaries is a party to or has any ongoing reporting obligations with respect to the Purchased Assets or Assumed Liabilities pursuant to any corporate integrity agreement, deferred prosecution agreement, monitoring agreement, consent decree, settlement order, plan of correction or similar agreement with any governmental entity concerning compliance with Healthcare Laws.
3.6    Labor Relations; Employees and Employee Benefit Plans.
(a)    Section 3.6(a) of the NanoString Disclosure Letter sets forth, as of the date hereof, each Benefit Plan (separately identifying each International Plan).

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(b)    Other than as may be required by applicable Law, neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with any other event, including, but not limited to the termination of employment or services of a Continuing Employee with NanoString and/or the commencement of employment of a Continuing Employee with Veracyte) will (i) result in any payment (including severance and unemployment compensation, forgiveness of indebtedness or otherwise) becoming due to any Continuing Employee under any Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Benefit Plan, or (iii) result in any acceleration of the time of payment, funding or vesting of any such benefits.
(c)    Section 3.6(c) of the NanoString Disclosure Letter contains a true and complete list of (i) each International Plan that provides for defined benefit, severance or termination indemnity benefits, (ii) each Business Employee that is a participant in such International Plan and (iii) the total defined benefit, severance or termination indemnity benefits such Business Employee is entitled to as of November 20, 2019 (assuming, for purposes of Section 3.6(c)(iii) of the NanoString Disclosure Letter, that the Transactions have been consummated).
(d)    With respect to the Business Employees, neither NanoString nor any of its affiliates is a party to, any collective bargaining agreement or other Contract with a labor union, works council or labor organization (each, a “Collective Bargaining Agreement”). With respect to the Business Employees, (i) neither NanoString nor any of its Subsidiaries is (or has during the past two (2) years been) subject to a labor dispute, strike or work stoppage and (ii) there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or, to NanoString’s Knowledge, threatened in writing involving any Business Employees.
(e)    NanoString has provided to Veracyte a complete and accurate list of each Business Employee and Business Service Provider as of the date hereof, and, with respect to each such individual, the following information, if applicable: (i) name and title or position (redacted where required by applicable Law); (ii) original date of hire or original commencement of service; (iii) whether such individual is an employee of NanoString or one of its affiliates, a Business Service Provider who provides services to the Business through an individual contract or a Business Service Provider who provides services to Business through a third party agency, whether full-time or part-time, whether hourly or salaried and whether exempt or non-exempt; and (iv) annual salary or annual consulting payments, as the case may be, and, if applicable, target bonus, equity compensation and other incentive compensation.
(f)    The Transactions do not constitute a change in the ownership of a substantial portion of assets of NanoString that have a total gross fair market value equal to or more than one-third of the total gross fair market value of all of the assets of NanoString immediately prior to the Transactions within the meaning of Section 280G of the Code and the regulations promulgated thereunder.  No amount paid or payable in connection with the Transactions, whether alone or in combination with another event, will be an “excess parachute payment” within the meaning of Section 280G of the Code of Section 4999 of the Code or will not be deductible by NanoString by reason of Section 280G of the Code.
3.7    Taxes.

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(a)    To the extent that failure to do so would adversely impact the Purchased Assets or increase Veracyte’s liabilities for Taxes arising from a Pre-Closing Period:
(i)    All Tax Returns of the NanoString Group have been timely filed (taking into account any valid extension of time within which to file), and all such Tax Returns are true, correct and complete in all material respects.
(ii)    All Taxes (whether or not shown or required to be shown on any Tax Return) required to be paid by the NanoString Group have been fully and timely paid.
(iii)    The members of the NanoString Group have complied in all material respects with all sales, use, value-added, goods and services, or similar Tax Laws in every jurisdiction where any member of the NanoString Group is engaged in business, whether or not registered to collect Tax in such jurisdiction.
(b)    The NanoString Group (i) has timely paid, deducted, withheld and collected all amounts required to be paid, deducted, withheld or collected by the NanoString Group with respect to any payment owing to, or received from, the employees, creditors, independent contractors, or customers of the NanoString Group and other third parties with respect to the Purchased Assets (and has timely paid over any amounts so withheld, deducted or collected to the appropriate Governmental Entity), and (ii) has otherwise complied in all respects with all applicable Laws relating to the payment, withholding, collection and remittance of Taxes (including information reporting requirements) with respect to the Purchased Assets, except in each case, as would have an adverse impact on Veracyte’s ability to operate the Business after the Closing or for which Veracyte would become liable.
(c)    There is no (i) claim, litigation, audit, examination, investigation or other proceeding pending or threatened in writing with respect to any Taxes or Tax matters (including Tax Returns) with respect to the Business Products, the Purchased Assets, or the Assumed Liabilities for which Veracyte would become liable or (ii) any deficiency for Taxes that has been assessed by any Governmental Entity with respect to the Business Products, the Purchased Assets, or the Assumed Liabilities with respect to any completed and settled examination or concluded litigation (and that has not been fully satisfied by payment) for which Veracyte would become liable, except in each case, as would have an adverse impact on Veracyte’s ability to operate the Business after the Closing.
(d)    Except in connection with any ongoing Tax claim, litigation, audit, examination, investigation or other proceeding, no statute of limitations with respect to the collection or assessment of any Taxes with respect to the Business Products, the Purchased Assets, or the Assumed Liabilities has been waived or extended, which waiver or extension has not since expired,
(e)    There are no Liens in respect of or on account of Taxes upon any of the Purchased Assets other than liens for Taxes not yet due and payable.
(f)    Since December 31, 2016 and to the extent applicable to the Purchased Assets, or Assumed Liabilities, or Veracyte’s ownership of the Purchased Assets or operation of the Business, no claim has been made by any Taxing Authority in a jurisdiction where any member of the NanoString Group has not filed Tax Returns that any member of the NanoString Group is or may be subject to Tax by, or required to file Tax Returns with respect to Taxes in, such jurisdiction, in each case.

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3.8    Litigation; Orders. To the extent applicable to the Purchased Assets, or Assumed Liabilities, or Veracyte’s ownership of the Purchased Assets or Assumed Liabilities, there are no Proceedings pending or, to the Knowledge of NanoString, threatened in writing against NanoString or any of its Subsidiaries by or before any Governmental Entity. There are no orders, judgments or decrees of or settlement agreements with any Governmental Entity relating to the Purchased Assets or the Assumed Liabilities.
3.9    Intellectual Property.
(a)    Section 3.9(a) of the NanoString Disclosure Letter sets forth a complete and accurate list that identifies, as of the date of this Agreement, each item of Transferred Registered Intellectual Property Rights, including (i) the application or registration number, title, owners or registrants and the jurisdiction of filing or application and (ii) the status of such items. All necessary documents and certificates currently due for filing as of the date hereof in connection with any such Transferred Registered Intellectual Property Rights and Licensed Intellectual Property that is Registered Intellectual Property (“Registered Licensed Intellectual Property”) have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Transferred Registered Intellectual Property Rights and Registered Licensed Intellectual Property. The Transferred Registered Intellectual Property Rights, together with the Licensed Intellectual Property and any Registered Intellectual Property subject to the Business License Contracts, includes all material Registered Intellectual Property primarily used or primarily held for use by NanoString with respect to the Business Products.
(b)    Each item of Transferred Registered Intellectual Property Rights and Registered Licensed Intellectual Property is subsisting and, to NanoString’s Knowledge, is not invalid or unenforceable. No Proceeding to which NanoString or one of its Subsidiaries is a party (other than office actions in connection with the application for, or prosecution of, any Transferred Registered Intellectual Property Rights or Registered Licensed Intellectual Property) is pending or, to the Knowledge of NanoString, threatened, by or before any Governmental Entity, that challenges the legality, validity, enforceability, registration, use or ownership of any Transferred Registered Intellectual Property Rights and Registered Licensed Intellectual Property or other material Transferred Intellectual Property.
(c)    (i) NanoString or one of its Subsidiaries exclusively owns all Transferred Intellectual Property free and clear of all Liens, and (ii) subject to the foregoing all such Transferred Intellectual Property is, and immediately following the Closing will be, fully transferable, alienable and licensable by Veracyte or its applicable Subsidiary without restriction and without material payment of any kind to any third Person and to NanoString’s Knowledge, enforceable by Veracyte or its applicable Subsidiary without restriction and without material payment of any kind to any third Person. Neither NanoString nor any of its Subsidiaries has granted or transferred (or is obligated to grant or transfer) to any Person or has permitted (or is obligated to permit) any Person to retain any ownership interest, including any joint ownership interest, or any exclusive rights in, any Transferred Intellectual Property material to the conduct of the Business. No Governmental Entity or educational institution has, as a result of funding

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provided by such Governmental Entity or educational institution, obtained any right to any Intellectual Property Rights within the Transferred Intellectual Property.
(d)    To NanoString’s Knowledge, no Person is infringing, misappropriating, diluting, using in an unauthorized manner or otherwise violating any rights in respect of the Licensed Intellectual Property. Neither NanoString nor any of its Subsidiaries has instituted or threatened in writing to institute any Proceeding against any Person alleging such Person is infringing, misappropriating, diluting, using in an unauthorized manner or otherwise violating any Licensed Intellectual Property.
(e)    (i) NanoString or one of its Subsidiaries exclusively owns or has a license to all Licensed Intellectual Property free and clear of all Liens (other than Permitted Liens), (ii) subject to the foregoing, all such Licensed Intellectual Property is, and immediately following the Closing will be sublicensable by Veracyte or its applicable Subsidiary without restriction and without material payment of any kind to any third Person and to NanoString’s Knowledge, enforceable by Veracyte or its applicable Subsidiary without restriction and without material payment of any kind to any third Person, and (iii) NanoString has not granted to any Third Party, and will not grant to any Third Party, any rights under the Licensed Intellectual Property (including licenses, options or covenants not to enforce) that would conflict with the rights granted by NanoString to Veracyte under Section 2.13. Neither NanoString nor any of its Subsidiaries has granted or transferred (or is obligated to grant or transfer) to any Person or has permitted (or is obligated to permit) any Person to retain any ownership interest, including any joint ownership interest, or any rights in, any Licensed Intellectual Property owned by NanoString or its Subsidiaries and material to the conduct of the Business or conduct of NanoString’s business in each case solely with respect to the System for use with Dx Tests. No Governmental Entity or educational institution has, as a result of funding provided by such Governmental Entity or educational institution, obtained any right to any Intellectual Property Rights within the Licensed Intellectual Property.
(f)    No Proceedings are pending and no Proceeding is threatened against NanoString or any of its Subsidiaries, alleging that NanoString or any of its Subsidiaries (to the extent related to the Business, NanoString’s business with respect to the System for use with Dx Tests, Purchased Assets or Assumed Liabilities) is infringing, misappropriating, diluting or otherwise violating the Intellectual Property Rights of any Person in connection with the Business Products or the System for use with Dx Tests. To the Knowledge of NanoString, no Business Product or the System for use with Dx Tests has, does or will, if made available by or on behalf of Veracyte after the Closing in the same form as made available by NanoString prior to the Closing, infringe, violate, or misappropriate any Intellectual Property Rights of any Person or constituted unfair competition or unfair trade practices. To NanoString’s Knowledge, no Person is infringing, misappropriating, diluting, using in an unauthorized manner or otherwise violating any rights in respect of Transferred Registered Intellectual Property Rights. Neither NanoString nor any of its Subsidiaries has instituted or threatened in writing to institute any Proceeding against any Person alleging such Person is infringing, misappropriating, diluting, using in an unauthorized manner or otherwise violating any Transferred Registered Intellectual Property Rights. For clarity, this Section 3.9(f) contains the only representation or warranty by

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NanoString in any Transaction Document regarding non-infringement of any Intellectual Property Right.
(g)    In each case in which NanoString or any of its Subsidiaries has engaged or hired an employee, consultant or contractor who develops or creates for NanoString or any of its Subsidiaries any material element of a Business Product or the System for use with Dx Tests, NanoString or such Subsidiary has obtained, either by operation of Law or by valid assignment or transfer, exclusive ownership of all Intellectual Property Rights in such Business Product or System for use with Dx Tests developed or created by such employee, consultant or contractor during their engagement or employment by NanoString or such Subsidiary. NanoString and each of its Subsidiaries have taken commercially reasonable actions to maintain (and continue to maintain), as confidential, and to reasonably protect, all Trade Secrets relating to the Business Products or the System except where NanoString or one or more of its Subsidiaries has made a reasonable business decision to no longer maintain a particular item of information or Technology as a Trade Secret. To NanoString’s Knowledge, there has been no unauthorized disclosure or use of, or access to, Transferred Technology, information or materials that is part of a Business Product that NanoString maintains or intended to maintain as a Trade Secret.
(h)    To NanoString’s Knowledge, neither NanoString nor any of its Subsidiaries has distributed any Software that is subject to an Open Source License in a manner that would require any Transferred Technology that is part of the Dx Software Modules or nCounter FLEX Software Framework (i) to be disclosed or distributed in Source Code form, (ii) to be licensed for purposes of preparing derivative works or (iii) to be redistributed at no charge. To the Knowledge of NanoString, NanoString and its Subsidiaries are and have been in material compliance with all Open Source Licenses to which they are subject with respect to distribution of the Dx Software Modules and nCounter FLEX Software Framework.
(i)    Section 3.9(i) of the NanoString Disclosure Letter contains a complete and accurate list of, and NanoString has made available to Veracyte true and complete copies of all material Business Contracts (other than non-disclosure agreements, agreements with employees, consultants and contractors, Open Source Licenses (provided NanoString has provided a list of the relevant Open Source Licenses), non-exclusive licenses for commercially available off-the-shelf Software and non-exclusive licenses with customers) pursuant to which NanoString or any of its Subsidiaries (i) grants any license, covenant not to assert, release, agreement not to enforce or prosecute, or other immunity to any Person under or to any Transferred Registered Intellectual Property Rights, or (ii) is granted a license, covenant not to assert, release, agreement not to enforce or prosecute, or immunity to or under, any Person’s Intellectual Property Rights that, in the case of each of clauses (i) and (ii) above, is not (A) a Customer Contract or (B) a Material Distributor or Reseller Agreement (the foregoing, the “IP Contracts”).
(j)     Neither the execution and delivery of this Agreement nor the consummation of the Transactions will result in (i) a breach, violation, modification, cancellation, termination, or suspension of any IP Contract, (ii) the release of any Source Code for Transferred Technology that is part of the Dx Software Modules or (iii) the grant (or requirement to grant) to any Person of any license, covenant not to assert, release, agreement not to enforce or prosecute, or other immunity to or under any Transferred Registered Intellectual

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Property Rights. To NanoString’s Knowledge, neither the execution and delivery of this Agreement nor the consummation of the Transactions will, by the express terms of any Contracts to which NanoString or any of its Subsidiaries is a party (but to which Veracyte and its affiliates are not) result in the grant (or requirement to grant) to any Person of any license, covenant not to assert, release, agreement not to enforce or prosecute, or other immunity by or on behalf of Veracyte or any of its Subsidiaries with respect to any Intellectual Property Rights of Veracyte or any of its Subsidiaries. All IP Contracts shall remain in full force and effect following the Closing in accordance with their terms (other than terminations or expirations occurring in the ordinary course of business) and immediately after the Closing, to NanoString’s Knowledge Veracyte will be entitled to exercise all of NanoString’s or its applicable Subsidiaries’ respective rights under all IP Contracts to the same extent as prior to the Closing.
3.10    Privacy and Data Protection.
(a)     (i) NanoString’s and each of its Subsidiaries’ receipt, collection, monitoring, maintenance, hosting, creation, transmission, use, analysis, disclosure, storage, disposal and security, as the case may be, of Protected Information in the use of the System for use with Dx Tests, Purchased Assets or Assumed Liabilities in the conduct of the Business (“Covered Protected Information”) and, to NanoString’s Knowledge, any such activities in the use of Purchased Assets or Assumed Liabilities in the conduct of the Business (“Covered Activities”) performed or handled by third parties authorized by NanoString or its Subsidiaries to perform such Covered Activities on NanoString’s or one of its Subsidiaries’ behalf, have complied with (in each case solely in the conduct of Covered Activities), and (ii) neither the execution and delivery of this Agreement nor the consummation of the Transactions will constitute a breach or violation by NanoString or any of its Subsidiaries, of, (A) provisions governing privacy, data protection, or information security matters with respect to Covered Protected Information in any Business Contracts, (B) applicable Information Privacy and Security Laws, (C) all applicable policies and procedures adopted by NanoString or any of its Subsidiaries relating to privacy, data protection, or information security with respect to Covered Protected Information, including the Privacy Statements any applicable information security policies and/or (D) all applicable consents, authorizations and privacy choices (including opt-out decisions) that apply to Covered Protected Information and have been obtained by NanoString or any of its Subsidiaries with respect to Covered Activities, except, in the case of (i) or (ii) (including all subparts thereof), for any such breach or violation that has not been and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the ownership or operation of the System for use with Dx Tests, the Purchased Assets or Assumed Liabilities.
(b)     (i) NanoString holds all permits and licenses, and has made all governmental filings, required under applicable Information Privacy and Security Laws to process, use, and transfer Protected Information in the conduct of the Business or use of the System for use with Dx Tests with respect to Covered Activities, and the consummation of the Transactions will not invalidate such permits and licenses, nor require such permits and licenses to be amended under applicable Information Privacy and Security Laws, except for the failure to hold any such permit or license or to make any such filings or amendments, and for any such invalidation, that in each case has not been and would not reasonably be expected to be,

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individually or in the aggregate, materially adverse to the ownership or operation of the System for use with Dx Tests, the Purchased Assets or Assumed Liabilities.
(c)    To NanoString’s Knowledge, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, there has been no (i) data security breach of, unauthorized access to, or malicious disruption of the System for use with Dx Tests, any Purchased Assets or Assumed Liabilities or any of NanoString’s or any of its Subsidiaries’ systems, networks or information technology that transmits or maintains Covered Protected Information in Covered Activities, or (ii) other incidents involving the unauthorized access, acquisition, use or disclosure of any Covered Protected Information, including any such unauthorized access, acquisition, use or disclosure of Covered Protected Information in the context of Covered Activities that would constitute a breach for which notification by NanoString or any of its Subsidiaries to individuals and/or Governmental Entities and/or customers of the Business or the System for use with Dx Tests is required under any Information Privacy and Security Laws applicable to Covered Activities or Business Contracts to which NanoString or any of its Subsidiaries is a party; or (iii) any security breach suffered by any vendor, supplier, or subcontractor to the Business or the System for use with Dx Tests that resulted in any unauthorized access to or use of any Covered Protected Information or material violation by any vendor, supplier, or subcontractor to the Business or the System for use with Dx Tests of any Information Privacy and Security Laws (in each case, with regard to (i)-(iii), solely with respect to Covered Activities in the conduct of the Business or the use of the System).
(d)    Except as has not been and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the ownership or operation of the System for use with Dx Tests or Purchased Assets, NanoString maintains and implements a reasonably appropriate written information security program covering Covered Protected Information, and information technology systems of NanoString or any of its Subsidiaries used to maintain or process such Covered Protected Information in Covered Activities, designed to (i) identify and address internal and external risks to the security of any such Covered Protected Information, (ii) implement, monitor and improve reasonable administrative, technical and physical safeguards to control these risks, and (iii) maintain notification procedures in compliance in all material respects with applicable Information Privacy and Security Laws that require notification to any Person in the case of any breach of security compromising data containing Covered Protected Information, in each case, solely with respect to Covered Activities in the conduct of the Business or the System for use with Dx Tests.
(e)    Except as has not been and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the to the ownership or operation of the System for use with Dx Tests, the Purchased Assets or Assumed Liabilities, no Person has, to NanoString’s Knowledge, as of the date hereof, made any written complaint or claim against NanoString or any of its Subsidiaries or commenced any Proceeding by or before any Governmental Entity or arbitration body against NanoString or any of its Subsidiaries, in each case, with respect to (A) any alleged violation of Information Privacy and Security Laws by NanoString or any of its Subsidiaries in relation to such third party’s collection, maintenance, storage, use, processing, disclosure, security, transfer or disposal of Covered Protected Information on behalf of NanoString or any of its Subsidiaries in the conduct of Covered Activities, (B) any of NanoString’s or its Subsidiaries’ privacy or data security practices with respect to Covered Protected Information in the conduct of Covered Activities, including any

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loss, damage or unauthorized access, acquisition, use, disclosure, modification or other misuse of any Covered Protected Information maintained by or on behalf of NanoString or any of its Subsidiaries or (C) any alleged violation of any material provisions governing privacy, data protection, or information security matters with respect to Covered Protected Information in any Business Contracts to which NanoString or any of its Subsidiaries is a party, in each case, solely with respect to Covered Activities in the conduct of the Business or the System for use with Dx Tests.
(f)     Except as has not been and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the ownership or operation of the System for use with Dx Tests, the Purchased Assets or Assumed Liabilities, (i) NanoString and its Subsidiaries have in place incident response and disaster recovery measures and facilities that satisfy NanoString’s and its Subsidiaries’ material obligations under all Business Contracts with all customers, vendors, suppliers and subcontractors of the Business, and (ii) NanoString and its Subsidiaries are in material compliance therewith; in each case solely with respect to Covered Activities.
(g)    To NanoString’s Knowledge, no Software included in the Dx Software Modules or nCounter FLEX Software Framework contains any material undisclosed disabling codes or instructions, “time bombs,” “Trojan horses,” “back doors,” “trap doors,” “worms,” viruses, bugs, faults, security vulnerabilities or other Software routines, in any case that have resulted in or that may reasonably result in (i) any Person accessing without authorization or disabling or erasing any Dx Software Modules or nCounter FLEX Software Framework, (ii) a significant adverse effect on the functionality of any Dx Software Modules or nCounter FLEX Software Framework or (iii) unauthorized acquisition of or access to confidential or proprietary information or Protected Information created, received, maintained or transmitted on or through any such Software, except, in the case of (i), (ii) or (iii), as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the ownership or operation of the Purchased Assets or the System for use with Dx Tests.
(h)    Notwithstanding anything to the contrary in this Agreement, this Section 3.10 contains the sole and exclusive representations and warranties of NanoString with regard to privacy, data protection, and information security matters.
3.11    Title; Sufficiency of Assets.
(a)    NanoString, or one or its Subsidiaries, has good and valid title to (or license to) all of the Purchased Assets, free and clear of any Liens (other than Permitted Liens).
(b)    The Purchased Assets, after taking into account and giving effect to the Transaction Documents and all of the assets (including tangible and intangible assets), services, and products acquired, licensed, or provided under the Transaction Documents, constitute all of NanoString’s assets and rights necessary to make, use, sell, offer for sale, and import and export the Business Products in substantially the same manner as conducted by NanoString and its Subsidiaries immediately prior to the Closing. The Licensed Intellectual Property, after taking into account and giving effect to the Transaction Documents and all of the assets (including tangible and intangible assets), services, and products acquired, licensed or provided under the Transaction Documents, constitutes all of the assets and rights owned or controlled by NanoString or its Subsidiaries that are necessary to develop, make, use, sell, offer for sale and import and export the Dx Tests for use on the System.
3.12    Material Contracts.

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(a)    Except for this Agreement, Section 3.12(a) of the NanoString Disclosure Letter contains a complete and correct list, as of the date hereof, of each Contract described in this Section 3.12(a) that is either (a) primarily related to the Business or (b) material to the Business, and under which NanoString or any of its Subsidiaries has any current or future rights, responsibilities, obligations or liabilities (in each case, whether contingent or otherwise) or to which NanoString or any Subsidiary thereof is a party or to which any of their respective properties or assets is subject (all Contracts of the type described in this Section 3.12(a), together with the IP Contracts or any other Business Contract, whether or not set forth on Section 3.12(a) of the NanoString Disclosure Letter, being referred to herein as “Material Contracts”):
(i)    any Business License Contract, other than licenses, including “shrink wrap,” or “click through” licenses, to commercially available Software or Technology used in the general operation of the Business;
(ii)    each Contract that by its express terms limits the freedom of Business (including Veracyte and its affiliates after the Closing) to compete or engage in any line of business or geographic region or with any Person or sell, supply or distribute any product or service or that otherwise has the effect of restricting the Business (including Veracyte and its affiliates after the Closing) from the development, marketing or distribution of products and services, in each case, in any geographic area;
(iii)    any joint venture or limited liability company agreement (other than any such agreement solely between or among NanoString and its wholly owned Subsidiaries) or similar Contract relating to the Business;
(iv)    any settlement or similar Contract with a Governmental Entity, other than those relating to (x) Taxes or (y) any Governmental Entity in its capacity as a customer of NanoString or any of its Subsidiaries, to the extent relating to the Business;
(v)    any settlement or similar Contract restricting in any respect the operations or conduct of the Business (including by Veracyte and its affiliates after the Closing);
(vi)    each Contract that grants any right of first refusal or right of first offer or that limits the ability of the Business (including by Veracyte or any of its affiliates after the Closing) to own, operate, sell, transfer, pledge or otherwise dispose of any part of the Business or the Purchased Assets; and
(vii)    each Contract that contains any exclusivity rights or “most favored nations” provisions with respect to the Business.
(b)    True and complete copies of each Material Contract in effect as of the date hereof have been made available to Veracyte. Neither NanoString nor any of its Subsidiaries is in breach of or default under the terms of any Material Contract, the result of which would be material to the ownership or operation of the Business, the Purchased Assets or the Assumed

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Liabilities. To NanoString’s Knowledge, as of the date hereof, no other party to any Material Contract is in breach of or default under the terms of any Material Contract. Each Material Contract is a valid, binding and enforceable obligation of the NanoString or its Subsidiary which is party thereto and, to NanoString’s Knowledge, of each other party thereto, and is in full force and effect, subject to the Enforceability Limitations and any expiration thereof in accordance with its terms existing as of the date hereof.
3.13    Customers; Suppliers; Distributors and Resellers.
(a)    All contracts with customers of the Business for the purchase of Business Products have been provided to Veracyte. Section 3.13(a) of the NanoString Disclosure Letter sets forth a list of the top twenty (20) customers of the Business based on Prosigna revenue for the fiscal year ended December 31, 2018 (each such customer, a “Material Customer”) that have a Contract with NanoString or its Subsidiaries (each a “Material Customer Agreement”), and such Section 3.13(a) of the NanoString Disclosure Letter shall provide the aggregate revenue for each Material Customer during the fiscal year ended December 31, 2018. As of the date hereof, neither NanoString nor any of its Subsidiaries has received any written notice from any Material Customer that such Material Customer shall not continue as a customer of NanoString or that such Material Customer intends to terminate, modify or not renew existing Contracts with NanoString or its Subsidiaries. Attached as Section 3.13(a)-2 of the NanoString Disclosure Letter is a schedule of all orders for Business Products received prior to the Closing that have not been shipped prior to the Closing.
(b)    Section 3.13(b) of the NanoString Disclosure Letter sets forth a list all suppliers or vendors of the Business that have a Contract with NanoString or its Subsidiaries and the total spend under such Contract from January 1, 2019 though October 31, 2019 (for purposes of this Agreement, the Contracts for the top twenty (20) suppliers based on total spend (each a “Material Supplier Agreement” and each such supplier, a “Material Supplier”)). As of the date hereof, neither NanoString nor any of its Subsidiaries has received any written notice from any Material Supplier that such Material Supplier shall not continue as a supplier or vendor to NanoString or its Subsidiaries, that such Material Supplier intends to terminate, modify or not renew existing Contracts with NanoString or its Subsidiaries.
(c)    Section 3.13(c) of the NanoString Disclosure Letter sets forth a list all material distributors or resellers of the Business that have a Contract with NanoString or its Subsidiaries (for purposes of this Agreement, the Contracts for the top ten (10) distributors or resellers based on total revenue (each a “Material Distributor or Reseller Agreement” and each such distributor, a “Material Distributor” and each such reseller, a “Material Reseller”)). As of the date hereof, neither NanoString nor any of its Subsidiaries has received any written notice from any Material Distributor or Material Reseller that such Material Distributor or Material Reseller shall not continue as a distributor to NanoString or its Subsidiaries or that such Material Distributor or Material Reseller intends to terminate, modify or not renew existing Contracts with NanoString or its Subsidiaries.
(d)    Section 3.13(d) of the NanoString Disclosure Letter sets forth a list of all remaining service and warranty obligations under any Business Contract for orders for Business Products received prior to the Closing where such service and warranty obligations have been varied from what is set forth in the Business Contract. All other remaining service and warranty obligations under any Business Contract for orders of Business Products received prior to the Closing contain a warranty no longer than one year.
(e)    Since December 31, 2016, neither NanoString nor any of its Affiliates has (i) conducted sales of any Business Products outside of the ordinary course of business in any material respect, or (ii) shipped or sold any Business Products in quantities that were not materially consistent with demand and the ordinary shipment and sales practices of the Business or (iii) engaged in “channel stuffing” of any Business Products.

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3.14    Solvency. NanoString and its Subsidiaries are and, immediately after giving effect to the Transactions, shall be, able to pay their respective debts as they become due and NanoString and its Subsidiaries own, and immediately after giving effect to the Transactions, NanoString and its Subsidiaries shall own, property having a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent Liabilities). NanoString and its Subsidiaries have and, immediately after giving effect to the Transactions, shall have, adequate capital to carry on the Retained Business. The transfer of the Purchased Assets is not being made and no obligation is being incurred by NanoString and its Subsidiaries in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of NanoString and its Subsidiaries or any of their affiliates.
3.15    Securities Exemption.
(a)Investment Intent. NanoString understands that the Equity Consideration consists of “restricted securities,” the issuance of which has not been registered under the Securities Act or any applicable state securities law and that NanoString is acquiring the Equity Consideration as principal for its own account and not with a view to, or for distributing or reselling such Equity Consideration or any part thereof in violation of the Securities Act or any applicable state securities laws, provided, however, that by making the representations herein, NanoString does not agree to hold any of the Equity Consideration for any minimum period of time and reserves the right, subject to the provisions of this Agreement and Schedule 5.11, at all times to sell or otherwise dispose of all or any part of such Equity Consideration pursuant to an effective registration statement under the Securities Act or under an exemption from such registration and in compliance with applicable federal and state securities laws. NanoString does not presently have any agreement, plan or understanding, directly or indirectly, with any Person to distribute or effect any distribution of any of the Equity Consideration (or any securities which are derivatives thereof) to or through any person or entity.
(b)Economic Risk; Sophistication. NanoString is able to bear the economic risk of an investment in the Equity Consideration and has sufficient knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of ownership of the Equity Consideration and that it is able to bear the financial risks thereof.
(c)Accredited Investor. NanoString meets the criteria of an “accredited investor” as defined in Rule 501(a) of Regulation D adopted under the Securities Act.
3.16    No Other Representations. Except for the representations and warranties contained in Article IV, NanoString acknowledges that neither Veracyte nor any of its Representatives makes, and NanoString acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to Veracyte or any of its Subsidiaries or with respect to any other information provided or made available to NanoString in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to NanoString or to NanoString’s Representatives in expectation of the Transactions or the accuracy or completeness of any of the foregoing, except, in each case for the representations and warranties contained in Article IV.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF VERACYTE

Veracyte represents and warrants to NanoString as set forth below.
4.1    Qualification, Organization, etc. Veracyte is a legal entity duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Veracyte is qualified to do business and is in

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good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or, where relevant, in good standing has not had and would not reasonably be expected to have individually or in the aggregate, a material adverse effect on the ability of Veracyte to consummate the Transactions.
4.2    Corporate Authority.
(a)    Veracyte has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly authorized by all necessary corporate action of Veracyte and no other corporate proceedings (pursuant to the Veracyte Organizational Documents or otherwise) on the part of Veracyte are necessary to authorize the consummation of, and to consummate, the Transactions.
(b)    This Agreement has been duly and validly executed and delivered by Veracyte and, assuming this Agreement constitutes the valid and binding agreement of NanoString, constitutes the valid and binding agreement of Veracyte, enforceable against Veracyte in accordance with its terms, subject to the Enforceability Limitations.
4.3    Governmental Consents; No Violation.
(a)    Other than in connection with or in compliance with any requisite clearances or approvals under any applicable requirements of Antitrust Laws, no authorization, permit, notification to, consent or approval of, or filing with, any Governmental Entity is necessary or required, under applicable Law, for the consummation by Veracyte of the Transactions, except for such authorizations, permits, notifications, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Veracyte to consummate the Transactions.
(b)    The execution and delivery by Veracyte of this Agreement, and the execution and delivery by Veracyte of each other Transaction Document to which it is or will be a party does not, and the consummation of the Transactions and compliance with the provisions hereof by Veracyte will not, (i) conflict with or result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation, first offer, first refusal or acceleration of any obligation or to the loss of a benefit under any Contract binding upon Veracyte or any of its Subsidiaries or to which any of them is a party or by which or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any Lien upon any of the properties, rights or assets of Veracyte or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of Veracyte’s Organizational Documents or (iii) conflict with or violate any Laws applicable to Veracyte or any Veracyte Subsidiary or any of their respective properties, rights or assets, other than in the case of clauses (i) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that has not been and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the ability of Veracyte to consummate the Transactions.

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4.4    Litigation; Orders. As of the date hereof, there are no material Proceedings pending or, to Veracyte’s Knowledge, threatened against Veracyte or any of its Subsidiaries or any of their respective properties, rights or assets by or before any Governmental Entity. There are no material orders, judgments or decrees of or settlement agreements with any Governmental Entity.
4.5    Financial Ability to Perform. Veracyte shall have sufficient funds to enable it to deliver the Cash Consideration to NanoString at the Closing and the Milestone Payments to NanoString if and when such payments become due.
4.6    SEC Reports and Financial Statements.
(a)    Veracyte has filed all reports, schedules, forms, statements and other documents required to have been filed by it under the Exchange Act as of the date hereof, including pursuant to Section 13(a) or 15(d) thereof, for at least 12 calendar months preceding the date hereof (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the (“Veracyte SEC Documents”)) on a timely basis or has received a valid extension of such time of filing and has filed any such Veracyte SEC Documents prior to the expiration of any such extension, except where the failure to file on a timely basis would not be material to Veracyte. As of their respective filing dates, or to the extent corrected by a subsequent restatement, the Veracyte SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the Veracyte SEC Documents, when filed, or to the extent corrected by a subsequent restatement, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not.
(b)    The financial statements of Veracyte included in the Veracyte SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto, except in the case of pro forma statements, or, in the case of unaudited financial statements, except as permitted under Form 10-Q under the Exchange Act) and fairly presented in all material respects the consolidated financial position of Veracyte and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of Veracyte’s operations and cash flows for the periods indicated (subject to, in the case of unaudited statements, normal and recurring year-end audit adjustments).
(c)    Except as specifically disclosed in the Veracyte SEC Documents filed prior to the date hereof, as of September 30, 2019, (i) there have been no events, occurrences or developments that have had or would reasonably be expected to have, either individually or in the aggregate, a material adverse effect on Veracyte, (ii) Veracyte has not incurred any material liabilities other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in Veracyte’s financial statements pursuant to GAAP or disclosed in filings made with the SEC, (iii) Veracyte has not altered materially its method of accounting or the manner in which it keeps its accounting

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books and records, (iv) Veracyte has not declared or made any dividend or distribution of cash, shares of capital stock or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock (other than in connection with repurchases of unvested stock issued to employees of Veracyte), and (v) Veracyte has not issued any equity securities to any officer, director or affiliate, except Common Stock issued in the ordinary course as dividends on outstanding preferred stock or issued pursuant to existing Veracyte stock option or stock purchase plans or executive and director compensation arrangements disclosed in the Veracyte SEC Documents.

4.7    Equity Consideration. The Equity Consideration to be issued by Veracyte has been duly authorized, and upon consummation of the Closing and the issuance of such Equity Consideration pursuant to and in accordance with the terms hereof, will be validly issued, fully paid and non-assessable and free of restrictions on transfer other than restrictions on transfer under state and federal securities laws and this Agreement. Assuming the accuracy of the representations and warrants of NanoString in Article III of this Agreement, the Equity Consideration will constitute transactions exempt from the registration requirements of Section 5 of the Securities Act and from the registration or qualification requirements of applicable state securities laws.
4.8    Nasdaq Compliance. Veracyte is in compliance with applicable continued listing requirements of the Nasdaq Stock Market. There are no proceedings pending or, to Veracyte’s knowledge, threatened against Veracyte relating to the continued listing of Veracyte’s common stock on the Nasdaq Stock Market and Veracyte has not received any currently pending notice of the delisting of the common stock from the Nasdaq Stock Market.
4.9    No Other Representations. Except for the representations and warranties contained in Article III, Veracyte acknowledges that neither NanoString nor any Representative of NanoString makes, and Veracyte acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to NanoString or any of its Subsidiaries or with respect to any other information provided or made available to Veracyte in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to Veracyte’s or Veracyte’s Representatives in certain “data rooms” or management presentations in expectation of the Transactions or the accuracy or completeness of any of the foregoing, except, in each case for the representations and warranties contained in Article III.
ARTICLE V
COVENANTS
5.1    Efforts; Regulatory Approvals.
(a)Subject to the terms and conditions of this Agreement, each Party will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable under applicable Law to consummate the Transactions, including (i) preparing and filing or otherwise providing, in consultation with the other Party and as promptly as practicable and advisable after the date hereof, all documentation to effect all necessary applications, notices, petitions, filings, and other documents and to obtain as promptly

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as practicable all consents, clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Transactions as promptly as practicable after the date hereof, including, to the extent required by applicable Laws, (A) providing written notice to the FDA no later than 15 days after the date hereof that ownership of the marketing authorizations for the Business Products, including the 510(k)s, that are included in the Transferred Permits have transferred from NanoString to Veracyte (the “Regulatory Permits”), and that Veracyte is assuming responsibility for compliance with all applicable Laws related to the ownership of the Business Products, and that NanoString is the contract manufacturer in respect thereof and is assuming responsibility for compliance with all applicable Laws related to its activities, including compliance with registration and product listing under 21 C.F.R. Part 807 and compliance with current good manufacturing practice requirements for medical devices as set forth under the quality system regulation under 21 C.F.R. Part 820, and (B) providing written notice to the applicable Governmental Entity outside of the U.S. that Veracyte and not NanoString holds all Regulatory Permits and is assuming responsibility for compliance with all applicable Laws related to the ownership of the Business Products, and that NanoString is the contract manufacturer in respect thereof and is assuming responsibility for compliance with all applicable Laws related to its activities, whereas such written notice will be provided to the applicable Government Entity in accordance with a timeline to be mutually agreed between NanoString and Veracyte no later than ninety (90) days after the date hereof, which timeline will include the actions to be taken to effectuate such notice for each Government Entity, and (ii) taking all steps as may be necessary, subject to the limitations in this Section 5.1, to obtain all such consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals as promptly as practicable after the date hereof.
(b)In connection with and without limiting the foregoing, at Veracyte’s request, NanoString shall give any notices to third parties required under Business Contracts, and, at Veracyte’s request, NanoString shall use, and cause each of its Subsidiaries to use, its commercially reasonable efforts to obtain any third party consents to any Business Contracts that are necessary, proper or advisable to consummate the Transactions.
(c)Notwithstanding anything to the contrary herein, none of Veracyte, NanoString or any of their respective Subsidiaries shall be required to pay any consent or other similar fee, payment or consideration, make any other concession or provide any additional security (including a guaranty), to obtain such third party consents, except, in the case of NanoString if requested by Veracyte and either reimbursed or indemnified for by Veracyte.
5.2    Confidentiality.
(a)    The Parties acknowledge that the information provided to it in connection with the Transactions and the other transactions contemplated hereby is subject to the terms of that certain Confidential Disclosure Agreement between Veracyte and NanoString, dated as of February 19, 2019 (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference in their entirety and shall survive the Closing; provided that actions taken by the Parties to the extent necessary in order to comply with their respective obligations hereunder shall not be deemed to be in violation of this Section 5.2 or the Confidentiality Agreement. Effective upon, and only upon, the Closing, the confidentiality obligations of Veracyte under the Confidentiality Agreement shall terminate with respect to information to the extent related to the Business Products, the Purchased Assets or the Assumed Liabilities and such information relating to the Business Products, the Purchased Assets and the Assumed Liabilities shall automatically become Confidential Information (as defined in the Confidentiality Agreement) of Veracyte

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and subject to the confidentiality obligations of NanoString under the Confidentiality Agreement; provided that Veracyte acknowledges that its other obligations thereunder shall continue to remain subject to the terms and conditions of the Confidentiality Agreement.
(b)    For [***] after the Closing, unless Veracyte has otherwise consented in writing, NanoString shall, and shall cause its Subsidiaries to, retain in confidence any information to the extent related to the Business Products, the Purchased Assets or the Assumed Liabilities and shall not disclose such confidential information to any other Person; provided that the foregoing restrictions shall not apply to any information (i) that is or becomes generally available to the public other than as a result of disclosure in violation of this Section 5.2(b); (ii) is required to be disclosed by applicable Law, Governmental Entity or applicable national securities exchange rules or otherwise required or requested in connection with compliance with applicable Law, judgment or such rules; (iii) was developed by NanoString independent of any confidential information (provided that this exception shall not apply to remove the restrictions of this Section 5.2 with respect to information to the extent related to the Business Products, the Purchased Assets or the Assumed Liabilities); or (iv) that NanoString or any of its Subsidiaries receives after the Closing from a source other than Veracyte or its Subsidiaries or Representatives; provided that such source is not known (after reasonable inquiry) by NanoString or any of its Subsidiaries to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, Veracyte or its Subsidiaries (or NanoString or any of its Subsidiaries prior to Closing) with respect to such information. The foregoing shall not (1) prohibit NanoString or its Subsidiaries from disclosing such confidential information for the purpose of complying with the terms of, or performing under, any of the Transaction Documents or (2) limit any of the rights granted to NanoString or its Subsidiaries under the Transaction Documents or from using such confidential information to exercise such rights. Furthermore, the provisions of this Section 5.2(b) will not prohibit any retention of copies of records or any disclosure as may be, and only to the extent, reasonably necessary to comply with applicable Law or in connection with the preparation and filing of financial statements with a Governmental Entity (including the SEC) or Tax Returns of NanoString or its affiliates or in connection with the enforcement of any right or remedy relating to this Agreement, the other Transaction Documents or the transactions contemplated hereby and thereby.
5.3    Publicity. Neither NanoString nor Veracyte, nor any of their respective Subsidiaries, shall issue or cause the publication of any press release or other public announcement or public disclosure with respect to the Transactions or this Agreement without the prior written consent of the other Party (such consent not be unreasonably withheld, conditioned or delayed), unless such Party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of such press release or other public announcement or disclosure with respect to the Transactions or this Agreement, in which event such Party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other Party to review and comment upon such press release or other announcement or public disclosure in advance and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; provided, however, that the Parties shall not be required by this Section 5.3 to provide any such review or comment to the other Party to the extent that such release, announcement or disclosure relates to any dispute between the Parties relating to this Agreement; provided, further, that each Party and its respective Subsidiaries and Representatives may make statements that are consistent with previous press releases, public disclosures or public statements made by Veracyte or NanoString in compliance with this Section 5.3.

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5.4    Employee Matters.
(a)    Employee and Benefit Plan Liabilities. To the extent any Liabilities for the period prior to the applicable Continuing Employee Start Date (except as set forth in the Transition Services Agreement) under any Benefit Plans transfer to Veracyte or its affiliates under applicable Law (including the Transfer Regulations) and such Liabilities are Retained Liabilities under this Agreement, NanoString shall, or shall cause its applicable affiliate to, transfer any funds or assets (using commercially reasonable valuation thereof, but in no event greater than the value of such Liabilities that transfer) to Veracyte or its affiliate to cover (i) any compensation and Benefit Plan Liabilities that arose prior to the applicable Continuing Employee Start Date (except as set forth in the Transition Services Agreement) and that transfer to Veracyte or one of its affiliates pursuant to applicable Law (including without limitation the Transfer Regulations) and (ii) any Liabilities relating to Business Employees other than Continuing Employees that transfer to Veracyte or one of its affiliates pursuant to applicable Law (including without limitation the Transfer Regulations), in each case to the extent such Liabilities are Retained Liabilities. From and after the applicable Continuing Employee Start Date, the Continuing Employees shall cease to be active participants in the Benefit Plans.
(b)    Communications to Business Employees and Business Service Providers. From and after the date of this Agreement, Veracyte and NanoString shall cooperate in good faith regarding any written or oral communications by Veracyte or NanoString to any Business Employee or Business Service Provider who has received an offer from Veracyte, whether relating to employee benefits, post-Closing terms of employment or otherwise relating to the Transactions.
(c)    Cooperation in Transfer of Employment. Veracyte shall, either prior to or as soon as practicable (and in any event within [***]) following the Closing, offer employment with Veracyte (or, in Veracyte’s discretion, a temporary agency or manpower agency retained by Veracyte to provide services to the Business (any such temporary agency or manpower agency so chosen by Veracyte, the applicable “PEO”)) to the In-scope EMEA Employees. Each such offer shall be in compliance with any standard human resources policies and procedures of Veracyte or such PEO and be on terms with total cash compensation (base salary and annual incentive bonus opportunity) no less favorable in the aggregate to those provided to such In-scope EMEA Employees immediately prior to the Closing and include benefits (excluding equity incentive benefits) and location (with respect to Business Employees located outside of the United States) that are substantially similar to those provided to such employees immediately prior to the Closing (such offer, a “Qualifying Offer”). NanoString and Veracyte shall cooperate in good faith to encourage each In-scope EMEA Employee who receives a Qualifying Offer from Veracyte or the PEO to accept Veracyte’s, its affiliate’s or the applicable PEO’s Qualifying Offer; provided that, subject to Section 5.4(f) (to the extent applicable), NanoString shall not be required to pay any additional compensation to such In-scope EMEA Employees. NanoString and Veracyte shall use reasonable best efforts to enter into a mutual separation and transfer agreement with each In-scope EMEA Employee setting forth each party’s agreement to mutually terminate the In-scope EMEA Employee’s employment with NanoString and commence the In-scope EMEA Employee’s employment with Veracyte and certain acknowledgements and/or waivers or releases, as permitted by applicable Law, by the In-scope EMEA Employee in a form that is

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approved by both NanoString and Veracyte (a “Mutual Transfer Agreement”). To the extent any In-scope EMEA Employee located in Israel received and accepts an offer of employment from Veracyte, NanoString shall use its reasonable best efforts to cause the distribution from the manager’s insurance or pension fund to such employees in connection with the termination of his employment with NanoString in connection with the transfer of his employment to Veracyte or the applicable PEO. Unless required by applicable Law or Contract, NanoString will not pay any severance or similar benefits to any In-scope EMEA Employee who, after receiving an offer of employment or offer of continued employment from Veracyte or the applicable PEO, rejects such offer of employment or refuses to transfer employment to Veracyte or the applicable PEO. NanoString shall be responsible for and shall pay with respect to any In-scope EMEA Employee, any liability for any severance or other termination payments or benefits (including all related withholding and/or employment taxes) triggered by the termination of their employment or services with NanoString; provided (i) Veracyte shall reimburse NanoString for all such amounts to the extent related to a failure of Veracyte to make a Qualifying Offer as required by this Agreement and (ii) Veracyte shall reimburse NanoString for 50% of such amounts with respect to any NanoString employee set forth on Schedule 5.4(d) hereto.
(d)    Transfer Claimant. If any In-scope EMEA Employee or any Person set forth on Schedule 5.4(d) alleges (or any other Person alleges in respect of such Person) that his or her employment or engagement should have transferred pursuant to the Transactions under the Transfer Regulations, or that such Person is owed additional amounts, in connection with any Transfer Regulations (a “Transfer Claimant”), then the following provisions will apply: (i) within [***] of becoming aware of such Transfer Claimant, NanoString will notify Veracyte in writing of such Transfer Claimant; (ii) Veracyte will, if it wishes, make or procure an offer in writing to employ such Transfer Claimant or otherwise take steps to obtain a withdrawal of the allegation and (iii) upon the offer of employment being made pursuant to the preceding clause (ii) (or, if the offer is not made, at any time after the expiry of [***] from the notification given in accordance with clause (i) of this Section 5.4(d) and in any event within [***] after NanoString becomes aware of the allegation), NanoString may terminate the employment of such Transfer Claimant; and (iv) provided that NanoString has complied with its obligations as set out in this Section 5.4(d) (other than any failure to comply which has not materially prejudiced Veracyte), Veracyte will indemnify the NanoString Indemnified Parties for all Covered Losses that arise out of or resulting from any failure by Veracyte or NanoString to comply with their respective obligations under the Transfer Regulations with respect to the In-scope EMEA Employees or any Person set forth on Schedule 5.4(d). NanoString shall indemnify the Veracyte Indemnified Parties for all Covered Losses that arise out of or resulting from any failure by Veracyte or NanoString to comply with their respective obligations under the Transfer Regulations with respect to any Person who is not an In-scope EMEA Employee or set forth on Schedule 5.4(d).
(e)    Accrued Annual Leave and Paid Time Off. For Continuing Employees employed in the United States and solely to the extent required by applicable Law, NanoString shall pay each such Continuing Employee all accrued paid time-off for periods prior to the applicable Continuing Employee Start Date as soon as administratively practicable following the applicable Continuing Employee Start Date or as required by applicable Law. For Continuing Employees employed outside of the United States or Transferred Business Employees (if any), NanoString shall notify Veracyte of the amount of each such Continuing Employee’s and

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Transferred Business Employee’s accrued but untaken annual leave (as required by Law and/or their contract of employment with NanoString) in respect of the period up to and including the Continuing Employee Start Date (“Outstanding Leave”) as soon as administratively practicable following the applicable Continuing Employee Start Date and Veracyte will entitle each such Continuing Employee and Transferred Business Employee to the Outstanding Leave in addition to the leave offered under their terms and conditions of employment with Veracyte.
(f)    2019 Bonus and Accrued Commission. NanoString shall pay to each (i) Continuing Employee that is a participant in NanoString’s Discretionary Corporate Bonus Program, his or her annual incentive bonus for 2019 at [***] of target and (ii) Continuing Employee that is a participant in NanoString’s Incentive Compensation Plan, any earned sales commission on or prior to the Continuing Employee Start Date, provided in each case, such Continuing Employee remains continuously employed by NanoString until the applicable Continuing Employee Start Date.
(g)    Transfer Regulations Claims. Except as set forth in Section 5.4(c) and (d), neither Veracyte nor NanoString shall pursue any claim in respect of any alleged failure by the other party to comply with any of the Transfer Regulations.
(h)    Access to Business Service Providers and Business Employees. From and after the date of this Agreement, NanoString shall, or shall cause its affiliates to, use commercially reasonable efforts to make Business Service Providers and Business Employees reasonably available, during normal business hours, to Veracyte and its affiliates for the purpose of informational interviews as reasonably requested by Veracyte. If requested by Veracyte, NanoString shall to the extent permitted by Law (including GDPR) provide to Veracyte relevant contact information for Business Service Providers that may be reasonably be required and reasonably cooperate in identifying and transferring any Business Service Providers selected by Veracyte in its discretion to Veracyte or one of its affiliates subject to any such Business Service Providers’ agreement.
(i)    No Third-Party Beneficiaries. Nothing in this Agreement shall confer upon any Continuing Employee any right to continue in the employ or service of Veracyte or any affiliate of Veracyte, or shall interfere with or restrict in any way the rights of Veracyte or any affiliate of Veracyte, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between Veracyte or any of its affiliates or NanoString or any of its affiliates and the Continuing Employee or any severance, benefit or other applicable plan or program covering such Continuing Employee, or any Collective Bargaining Agreement or similar labor agreement with any labor organization, work council or trade union covering such Continuing Employee. Notwithstanding any other provision in this Agreement to the contrary, nothing in this Section 5.4 shall create any third party rights in any Business Employee, Business Service Provider, current or former employee or other service provider of NanoString or its affiliates (or any beneficiaries or dependents thereof).
5.5    Further Assurances; Misallocated Assets; Misdirected Payments.

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(a)    From and after the Closing Date, each of the Parties shall, and shall cause their respective affiliates to, promptly execute, acknowledge and deliver any additional documents, instruments or conveyances reasonably requested by a Party at no cost to the extent necessary or advisable to perfect or evidence the consummation of, or otherwise implement, the Transactions or the other transactions contemplated by this Agreement or to aid in the preparation of any regulatory filings or financial statements.
(b)    Subject to Section 2.10, if, following the Closing, any right, property or asset that would constitute an Excluded Asset or Retained Liability is found to have been transferred to Veracyte or its Subsidiaries in error, either directly or indirectly, Veracyte shall transfer, or shall cause its Subsidiaries to transfer, at no cost, such Excluded Asset or Retained Liability as soon as practicable to NanoString or its designated Subsidiary indicated by NanoString in writing. If, following the Closing, any right, property or asset that would constitute a Purchased Asset or Assumed Liability is found to have been retained by any member of the NanoString Group in error, either directly or indirectly, NanoString shall transfer, or shall cause the other members of the NanoString Group to transfer, at no cost, such Purchased Asset or Assumed Liability as soon as practicable to Veracyte or its designated Subsidiary, indicated by Veracyte in writing.
(c)    After the Closing, if any payments due with respect to any Purchased Assets or Business Product after the Closing are paid to any member of the NanoString Group (including any payments from any customer under any Business Contracts), NanoString shall remit, or shall cause another member of the NanoString Group to remit, by wire transfer, such payment to an account indicated by Veracyte in writing promptly after receipt thereof.
(d)    If, after the Closing, Veracyte or any of its Affiliates receives any payment, refund or other amount that is, or arises out of, an Excluded Asset, Veracyte promptly shall remit, or shall cause to be remitted, such amount to NanoString.
5.6    Litigation Support.
(a)    Following the Closing, Veracyte and its affiliates, on the one hand, and NanoString and its affiliates, on the other hand, shall cooperate with each other in the defense or settlement of any Liabilities or Proceedings involving the Purchased Assets, Assumed Liabilities, Excluded Assets or Retained Liabilities (“Business Litigation”), for which the other Party has responsibility under this Agreement, by providing the other Party and such other Party’s legal counsel access to employees, contractors, records, documents, data, equipment, facilities, products and other information as such other Party may reasonably request, to the extent maintained or under the possession or control of such Party and its affiliates; provided that either Party may restrict the foregoing access or the provision of such information to the extent that (i) applicable Law requires such Party or any of its affiliates, as applicable, to restrict or prohibit such access or the provision of such information and (ii) providing such access or disclosure of any such information would reasonably be expected to result in the loss or waiver of the attorney-client or other applicable privilege or protection (provided that such Party and its affiliates shall use its reasonable best efforts to enter into such joint defense agreements or other arrangements, as appropriate, so as to allow for such disclosure in a manner that does not result in the loss of such privilege or protection). The requesting Party shall reimburse the other Party for its reasonable out-of-pocket expenses paid to third parties in performing its obligations under this Section 5.6(a). The Parties agree that, with respect to any matters that are the subject of this Section 5.6(a) and Section 6.2, the provisions of Section 6.2 (and not this Section 5.6(a)) shall control.

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(b)    In furtherance of the foregoing, from and after the Closing Date, NanoString and Veracyte shall, and shall cause their respective affiliates to, make available to each other, upon written reasonable request, their officers, directors, employees, contractors, personnel and agents for fact finding, consultation and interviews and as witnesses in connection with any Proceeding in which the requesting Party may from time to time be involved arising from, or relating to, any Purchased Asset, Excluded Asset, Assumed Liability or Retained Liability, in each case subject to Section 5.6(a). NanoString and Veracyte agree to reimburse each other for reasonable out-of-pocket expenses (other than officers’ or employees’ salaries) incurred by the other or their affiliates in connection with providing individuals and witnesses pursuant to this Section 5.6(b).
(c)    To the extent either Veracyte or NanoString (for purposes of this Section 5.6(c), the “Business Litigation Controlling Party”) desires to settle, enter into a judgment with respect to or otherwise take any material action or omission in respect of Business Litigation which would have the effect of causing any harm to, or impose an obligation or Liability, on the other party, then neither Veracyte nor NanoString, as applicable, shall take such action without the prior written consent of the other party (other than, with respect to any actions or omissions other than a settlement or judgment, which do not materially prejudice or harm the non- Business Litigation Controlling Party), which consent shall not be unreasonably withheld, conditioned or delayed. For the avoidance of doubt, any such settlement or judgment which is for monetary damages only, which monetary damages shall be the responsibility of the Business Litigation Controlling Party, and which does not admit fault or result in the imposition of behavioral or similar remedies on the other party shall not be subject to the consent rights described in the foregoing sentence.
(d)    Notwithstanding the foregoing, the Parties agree that in the event of any conflict between the provisions of this Section 5.6 and the provisions of either Section 2.13(g) or Section 7.4, the provisions of Section 2.13(g) or Section 7.4, as applicable, shall control.

5.7    Bulk Transfer Laws. The Parties hereby waive compliance with any applicable so-called “bulk sale” or “bulk transfer” Laws or similar Laws. NanoString agrees to indemnify and hold the Indemnified Parties harmless against any and all Covered Losses incurred by any Indemnified Parties for, and as a result of any failure by NanoString to comply with any such bulk sale or bulk transfer laws in connection with the Transactions.
5.8    Lien Releases. At or in connection with the Closing, NanoString shall, or shall cause its applicable Subsidiaries to, take all actions required to cause the release of any Liens (other than Permitted Liens), if any, on any Purchased Asset.

5.9    [***]

5.10 [***]

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5.11    S-3 Registration Statement. Within 90 days following the Closing Date, and subject to the conditions set forth Schedule 5.11, Veracyte shall file on Form S-3 (which shall be an automatic shelf registration statement if Veracyte is then eligible to use such form) or file a prospectus supplement to Veracyte’s existing Form S-3ASR filed on May 2, 2019 (File No. 333-231173), with the SEC to register the resale of the Equity Consideration.

ARTICLE VI
CERTAIN TAX MATTERS

6.1    Tax Treatment of Payments. Except to the extent otherwise required pursuant to a “determination” (within the meaning of Section 1313(a) of the Code or any applicable analogous provision of state, local or non-U.S. Law), the Parties agree (and agree to cause their respective affiliates) to treat any and all payments under Article VII as an adjustment to the Transaction Consideration for Tax purposes.
6.2    Cooperation and Exchange of Information. Each Party shall, and shall cause its affiliates to, cooperate and (at the expense of the requesting Party to the extent that any out-of-pocket expenses or costs are incurred) provide to the other Party and its affiliates such documentation, information and assistance as may reasonably be requested in connection with (i) the preparation of any Tax Return relating to the Purchased Assets or the Assumed Liabilities or (ii) the conduct of any Tax Proceeding relating to the Purchased Assets or the Assumed Liabilities.
6.3    Transfer Taxes.
(a)    Veracyte and NanoString shall each equally be responsible for and shall pay fifty percent (50%) of any sales, use, transfer (including real estate transfer), documentary, stamp, or similar Taxes and fees imposed on or payable in connection with the transfer of the Purchased Assets, Assumed Liabilities and the Licensed Intellectual Property contemplated by this Agreement (“Transfer Taxes”), in each case regardless of the Person liable for such Taxes under applicable Law. The Parties shall take all actions reasonably necessary to reduce or eliminate any potential Transfer Taxes associated with the transactions contemplated by this Agreement, including obtaining all available Transfer Tax exemption certificates from applicable state, local and foreign taxing jurisdictions. The party required by law to file a Tax Return with respect to such Transfer Taxes shall do so within the time period prescribed by law, and the other party shall promptly reimburse such party for 50% of the amount of such Transfer Taxes upon receipt of notice that such Transfer Taxes have been paid.
(b)    In the case of property tax attributable to the Purchased Assets for which Taxes are reported on a Tax Return covering a period commencing before the Closing and ending thereafter (a “Straddle Period Tax”), any such Straddle Period Taxes shall be prorated between Veracyte and NanoString on a per diem basis.  The party required by law to pay any such Straddle Period Tax (the “Paying Party”) shall file the Tax Return related to such Straddle Period Tax within the time period prescribed by law and shall timely pay such Straddle Period Tax.  To the extent any such payment exceeds the obligation of the Paying Party hereunder, the Paying

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Party shall provide the other party (the “Non-Paying Party”) with notice of payment, and within 10 days of receipt of such notice of payment, the Non-Paying Party shall reimburse the Paying Party for the Non-Paying Party’s share of such Straddle Period Taxes.
ARTICLE VII
POST-CLOSING INDEMNIFICATION

7.1    Survival.
(a)    Except as set forth in this Section 7.1(a) the representations and warranties set forth in this Agreement shall survive the Closing until, and shall terminate at, 11:59 p.m. (Pacific time) on the [***] anniversary of the Closing Date. Notwithstanding the foregoing, (i) the NanoString Fundamental Representations and the Veracyte Fundamental Representations (other than the representations and warranties set forth in Section 3.8 (Taxes), Section 3.9(e) (Intellectual Property) and Section 4.5 (Financial Ability to Perform)) shall survive the Closing until, and shall terminate at, 11:59 p.m. (Pacific time) on the [***] anniversary of the Closing Date, (ii) each of the representations and warranties of NanoString set forth in Section 3.7 (Taxes) shall survive until 11:59 p.m. (Pacific Time) on the date that is [***] after the expiration of the longest statute of limitations applicable to the subject matter of such representation or warranty (after giving effect to any waiver, mitigation, tolling or extension thereof), (iii) each of the Dx Representations and the representations and warranties of NanoString set forth in Section 3.9(e) (Intellectual Property) shall survive until 11:59 p.m. (Pacific time) on the [***] anniversary of the Closing Date, and (iv) the representations and warranties of Veracyte set forth in Section 4.5 (Financial Ability to Perform) shall survive indefinitely, or until all Milestone Payments have been paid by Veracyte (or a Milestone Obligor) to NanoString. The covenants contained in this Agreement that by their terms are to be performed after the Closing shall survive Closing according to their terms (in the case of each such representation, warranty and covenant, such relevant date being referred to herein as the “Expiration Date”).
(b)    Neither Party shall have any liability or obligation of any nature with respect to any representation, warranty, covenant or agreement after the expiration of the applicable Expiration Date as provided in Section 7.1(a) above; provided that (i) any representation, warranty, covenant or agreement that is the basis for any valid indemnification claim properly asserted in writing pursuant to Section 7.4 prior to the expiration of the applicable survival period of such representation, warranty, covenant or agreement shall survive until such claim is finally resolved and satisfied pursuant to the terms of Section 7.4 and (ii) any claim for an indemnification relating to any breach of a representation or warranty in respect of Fraud shall survive indefinitely.
7.2    NanoString Indemnification. Subject to the limitations set forth in this Article VII, NanoString shall indemnify and hold harmless Veracyte and its Subsidiaries and affiliates and their respective officers, directors, and employees, (each of the foregoing being referred to individually as an “Veracyte Indemnified Party” and collectively as “Veracyte Indemnified Parties”) from and against any and all Covered Losses directly or indirectly, whether or not due to a third-party claim, arising out of or resulting from (i) any failure of any representation or warranty made by NanoString in Article III to be true and correct, (ii) any

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breach of or default arising from any of the covenants or agreements made by NanoString in this Agreement, (iii) its indemnity obligations pursuant to Section 5.4(d), (iv) any Excluded Assets or Retained Liabilities, (v) the matters set forth on Schedule 7.2(a)(v) and, (vi) any Fraud by or on behalf of NanoString or any of its Subsidiaries.
7.3    Veracyte Indemnification. Subject to the limitations set forth in this Article VII, Veracyte shall indemnify and hold harmless NanoString and its Subsidiaries and affiliates and their respective officers, directors, and employees, (each of the foregoing being referred to individually as a “NanoString Indemnified Party” and collectively as “NanoString Indemnified Parties”) from and against any and all Covered Losses directly or indirectly, whether or not due to a third-party claim, arising out of or resulting from (i) any failure of any representation or warranty made by Veracyte in Article IV to be true and correct, (ii)  any breach of or default arising from any of the covenants or agreements made by Veracyte in this Agreement, (iii)  its indemnity obligations pursuant to Section 5.4(c) and (d), (iv) any Purchased Asset or Assumed Liability (in all instances arising after the Closing Date), (v) Veracyte exercise of its rights under the Licensed Intellectual Property and (vi) any Fraud by or on behalf of Veracyte or any of its Subsidiaries.
7.4    Procedures.
(a)    Any Person that may be entitled to indemnification under this Article VII (the “Indemnified Party”) shall give prompt written notification (a “Third-Party Claim Notice”) to the Party from whom indemnification is sought (the “Indemnifying Party”) after receipt by the Indemnified Party of notice of the commencement of any action, suit or proceeding relating to a third-party claim against an Indemnified Party in respect of which such Indemnified Party may seek indemnity pursuant to this Agreement (including a claim by a third party against the Indemnified Party, such claim by a third party being a “Third-Party Claim”), describing in reasonable detail the facts and circumstances with respect to the subject matter of such Third-Party Claim and the a good faith estimate of the amount of claimed Covered Losses; provided that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VII, except to the extent that the Indemnifying Party suffers actual loss or prejudice as a result of such failure or delay.
(b)    Upon receipt of a notice of a Third-Party Claim for indemnity from an Indemnified Party:
(i)    the Indemnifying Party will be entitled, by notice to the Indemnified Party delivered within [***] of the receipt of notice of such Third-Party Claim, to assume the defense and control of such Third-Party Claim (at the Indemnifying Party’s expense) if the relief sought in such Third-Party Claim is (A)(x) solely monetary and the Indemnifying Party, prior to the assumption of such defense, agrees in writing that any Liability related to or arising from such Third-Party Claim shall be deemed a Covered Loss under this Article VII for which the Indemnified Party is entitled to indemnification (the “Liability Assumption” and, for the sake of clarity, it being understood that such Liability Assumption shall not extend to any material amendment to a Third-Party Claim nor shall the

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Indemnifying Party have control of the Third-Party Claim with respect to such material amendment unless such Indemnifying Party complies with this Section 7.4(b)(i) with respect to such material amendment), and (y) does not seek an injunction or equitable relief against the Indemnified Party and (B) such Third-Party Claim is not related to or otherwise arises in connection with any criminal or regulatory enforcement Proceeding. Notwithstanding an election by the Indemnifying Party to assume the defense of such Third-Party Claim, the Indemnified Party shall have the right to employ one separate counsel to monitor and consult with respect to, and to participate in the defense as counsel of record, but not to direct such Proceeding, and the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel if (A) there exists a conflict of interest, as advised by outside counsel for the Indemnified Party, between the Indemnified Party and the Indemnifying Party in connection with the defense of the Third-Party Claim, that would make representation by the same counsel or the counsel selected by the Indemnifying Party inappropriate; (B) such Third-Party Claim seeks an injunction or other equitable relief against the Indemnified Party; or (C) such Third-Party Claim is related to or otherwise arises in connection with any criminal or regulatory enforcement Proceeding. In any other event not set forth in the preceding sentence, the Indemnifying Party shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third-Party Claim with its own counsel and at its own expense.
(ii)    If the Indemnifying Party does not assume the defense and control of any Third-Party Claim pursuant to Section 7.4(b)(i), the Indemnified Party shall be entitled to assume and control such defense, but the Indemnifying Party may nonetheless participate in the defense of such Third-Party Claim with its own counsel to monitor and consult with counsel for the Controlling Party, and participate in the defense as counsel of record (but not direct) such Third-Party Claim, at the Indemnifying Party’s own expense. Each of the Indemnifying Party and the Indemnified Party shall, and shall cause each of its respective Representatives to, reasonably cooperate with the other in the defense of any Third-Party Claim, including by furnishing books and records, personnel and witnesses, as appropriate for any defense of such Third-Party Claim, and shall keep such Persons informed of all developments relating to any such Third-Party Claims, and provide true, complete and correct copies of all relevant correspondence and documentation relating thereto; provided that either Party may restrict the provision of such information to the extent that (A) applicable Law requires such Party or any of its Subsidiaries, as applicable, to restrict or prohibit the provision of such information (provided that such Party shall use its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of such Law); (B) providing such information would breach any obligation of confidentiality to which a Party or any of its Subsidiaries may be subject (provided that such Party shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure or, if unable to do so, to make appropriate substitute arrangements to permit reasonable access or disclosure not in violation of such consent requirement); or (C) providing disclosure of any such

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information would reasonably be expected to result in the loss or waiver of the attorney-client or other applicable privilege or protection (provided that such Party and its affiliates shall use its reasonable best efforts to enter into such joint defense agreements or other arrangements, as appropriate, so as to allow for such disclosure in a manner that does not result in the loss of such privilege or protection).
(iii)    The Party which has assumed control of the defense of the Third-Party Claim (the “Controlling Party”) shall not be authorized to consent to a settlement or compromise of, or the entry of any judgment arising from, any Third-Party Claim without the prior written consent of the party not controlling the defense (the “Non-Controlling Party,” and such settlement, a “Unilateral Settlement”) (such consent not to be unreasonably withheld, unconditioned or delayed) unless (A) the Non-Controlling Party, as a condition to settlement, is given a complete and unconditional release of any and all Liabilities by all relevant parties to such Third-Party Claim; (B) the damages payable under the settlement are limited only to monetary payments for which the Indemnified Party is fully indemnified by the Indemnifying Party; and (C) such Third-Party Claim does not involve any non-monetary relief of any kind (including any injunctive relief) against any Indemnified Party or finding or admission of any violation of Law or admission of any wrongdoing by any Indemnified Party; provided, in the event a Unilateral Settlement is entered into by a Controlling Party that is not the Indemnifying Party, the existence and terms of the Unilateral Settlement shall be disregarded for the purposes of determining whether any indemnification obligation is owed under this Article VII.
(c)    Procedure for Other Claims. An Indemnified Party wishing to assert a claim for indemnification under this Article VII which is not subject to Section 7.4(b) shall deliver to the Indemnifying Party a written notice (a “Claim Notice”) which contains (i) a description and the amount of any Covered Losses incurred by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under this Article VII and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Covered Losses.
(d)    Disputes. If the Indemnifying Party delivers a written notice of objection to the claims set forth in a Third-Party Claim Notice or a Claim Notice (a “Notice of Objection”) to the Indemnified Party, and the Indemnifying Party shall use good faith efforts to resolve such dispute. If such dispute is not resolved within [***] following the delivery of a Notice of Objection, then the Indemnifying Party and the Indemnified Party shall each have the right to submit such dispute to a court of competent jurisdiction in accordance with the provisions of Section 8.8. The Indemnified Party shall also have the right to submit a claim for indemnification pursuant to this Article VII to a court of competent jurisdiction in accordance with the provisions of Section 8.8 if the Indemnifying Party fails to deliver a Notice of Objection with respect to such claim within [***] after receipt of the applicable Third-Party Claim Notice or Claim Notice.

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7.5    Exclusive Remedy. Veracyte and NanoString acknowledge and agree that, except (a) with respect to Fraud, (b) as provided in Section 8.11 and (c) as expressly provided in the other Transaction Documents, the indemnification provisions of Article VII shall be the sole and exclusive remedies of the Indemnified Parties for any claims of the Indemnified Parties for any monetary damages or losses, whether or not Covered Losses, as a result of or in connection with this Agreement, the Transactions or the other transactions contemplated by this Agreement, or any failure by any Party to perform or comply with any covenant or agreement that, by its terms, was to have been performed, or complied with, under this Agreement.
7.6    Limitation on Liability. Notwithstanding anything to the contrary contained in this Agreement:
(a)    NanoString shall not be liable to Veracyte for indemnification under Section 7.2(i) until the aggregate amount of all Covered Losses indemnifiable thereunder exceeds $[***] (the “Basket”), in which event NanoString shall be required to pay or be liable for all such Covered Losses, including amounts up to the Basket. The aggregate amount of all Covered Losses for breaches of representations and warranties for which the NanoString shall be liable pursuant to Section 7.2(i) shall not exceed $[***] (the “Cap”). Notwithstanding the foregoing, the Basket and Cap shall not apply to Covered Losses based upon, or arising out of, any NanoString Fundamental Representation, Section 7.2(ii) to (v), or Fraud by NanoString.
(b)    The aggregate amount of all Covered Losses for breaches of representations and warranties for which the NanoString shall be liable pursuant to Section 7.2(i) in respect of the NanoString non-Fundamental Representations, Dx Representations and the matters set forth on Schedule 7.2(a)(v) shall collectively not exceed $[***] (the “Aggregate Cap”). Notwithstanding the foregoing, the Aggregate Cap shall not apply to Covered Losses based upon, or arising out of, any NanoString Fundamental Representation other than the Dx Representations, Section 7.2(ii) to (iv), or Fraud by NanoString.
(c)    Veracyte shall not be liable to NanoString for indemnification under Section 7.3(i) until the aggregate amount of all Covered Losses indemnifiable thereunder exceeds the Basket, in which event Veracyte shall be required to pay or be liable for all such Covered Losses, including amounts up to the Basket. The aggregate amount of all Covered Losses for breaches of representations and warranties for which the Veracyte shall be liable pursuant to Section 7.3(i) shall not exceed the Cap. Notwithstanding the foregoing, the Basket and the Cap shall not apply to Covered Losses based upon, arising out of, any Veracyte Fundamental Representations, Section 7.3(ii) to (v) or in connection with any Fraud by Veracyte.
(d)    Except with respect to Retained Liabilities, Assumed Liabilities and Fraud, the aggregate liability of NanoString and Veracyte for all Covered Losses under this Agreement shall not exceed $[***].
(e)    Materiality and knowledge standards or qualifications, or qualifications or requirements that a matter be or not be “reasonably expected” or “reasonably likely” to occur, in any representation, warranty or covenant shall be taken into account in determining whether a breach of or default in connection with such representation, warranty or covenant (or failure of any representation or warranty to be true and correct) exists, but shall not be taken into account in determining the amount of any Covered Losses with respect to such breach, default or failure to be true and correct.
(f)    The amount of any Covered Losses for which indemnification is provided under this Article VII shall be reduced by any payments actually received by the Indemnified Party in respect of such Covered Losses. If an Indemnified Party (or an Affiliate) receives any insurance or other third party payment in connection with any claim for Covered Losses for which it has already received an indemnification payment from the Indemnifying Party, it shall pay to the Indemnifying Party, within [***]

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of receiving such insurance or other third party payment, an amount equal to the excess of (i) the amount previously received by the Indemnified Party under this Article VII from the Indemnifying Party with respect to such claim plus the amount of the insurance and other third party payments received, over (ii) the amount of Covered Losses incurred by the Indemnified Party with respect to such claim.

ARTICLE VIII
MISCELLANEOUS

8.1    Amendment and Modification; Waiver.
(a)    Subject to applicable Law and except as otherwise provided in this Agreement, this Agreement may be amended, modified and supplemented by written agreement of each of the Parties.
(b)    At any time and from time to time prior to the Closing, either NanoString, on the one hand, or Veracyte, on the other hand, may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of the other Parties, as applicable, (ii) waive any inaccuracies in the representations and warranties made by the other Parties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for their respective benefit contained herein. Any agreement on the part of Veracyte or NanoString to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of Veracyte or NanoString, as applicable. No failure or delay by NanoString or Veracyte in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.
8.2    Expenses. Except as otherwise expressly provided in this Agreement, and except as set forth otherwise in Section 5.6(a), Section 5.6(b), and Section 6.3, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such costs and expenses.
8.3    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), by electronic mail (notice deemed given upon confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):
(a)    if to NanoString, to:
NanoString Technologies, Inc.
530 Fairview Avenue North
Seattle, Washington 98109
Attention:    General Counsel
Email:    [***]

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, P.C.
28 State Street, 37th Floor
Boston, MA 02109-1700
Attention:    Farah Gerdes

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Bryan King
Ethan Lutske
Email:    [***]

(b)    if to Veracyte, to:
Veracyte, Inc.
6000 Shoreline Court, Suite 300
South San Francisco, CA 94080
Attention:    Chief Financial Officer
Email:    [***]
with a copy (which shall not constitute notice) to:
Fenwick & West LLP
555 California Street, 12 Floor
San Francisco, CA 94104
Attention:    Douglas N. Cogen
Email:    [***]
8.4    Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the term “affiliates” shall have the meaning set forth in Rule 12b-2 of the Exchange Act. The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other thing extends, and such word or phrase shall not merely mean “if.” The term “or” is not exclusive. The phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import, shall be deemed to refer to the date set forth in the preamble to this Agreement. The phrase “made available,” when used with respect to any document, agreement or information provided by NanoString, shall mean that such document, agreement or information has been posted to the electronic data room captioned “Diligence Files” hosted by Box.com, at least [***] hours prior to the date hereof and is fully available and visible to Veracyte and its Representatives. The table of contents and headings set forth in this Agreement or any schedule delivered pursuant to this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or such schedule or any term or provision hereof or thereof. All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
8.5    Counterparts. This Agreement may be executed manually or by facsimile or by other electronic transmission by the Parties, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof

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shall have been signed by each of the Parties and delivered to the other Parties. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .pdf format or by facsimile shall be sufficient to bind the Parties to the terms and conditions of this Agreement.
8.6    Entire Agreement; Third-Party Beneficiaries.
(a)    This Agreement (including the NanoString Disclosure Letter), the other Transaction Documents and the Confidentiality Agreement (which agreement shall continue in effect in accordance with its terms) constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior agreements (except that the Confidentiality Agreement shall be deemed amended hereby so that Veracyte shall be permitted to take the actions expressly contemplated by this Agreement) and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof.
(b)    Except with respect to the Indemnified Parties solely with respect to Article VII, nothing in this Agreement (including the NanoString Disclosure Letter) or in the Confidentiality Agreement, express or implied, is intended to confer upon any Person other than the Parties any rights or remedies hereunder or thereunder.
8.7    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.
8.8    Governing Law; Jurisdiction.
(a)    This Agreement, and all claims, causes of action (whether in contract, tort or statute) or other matter that may directly or indirectly result from, arise out of, be in connection with or relating to this Agreement or the other agreements delivered in connection herewith, or the execution or performance of this Agreement or such other agreements or the Transactions (the “Relevant Matters”) shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law of any other state.
(b)    Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Relevant Matter or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof; (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof; (iii) waives, to the fullest extent it may legally and effectively do so,

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any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in such courts; and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts. Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each Party to this Agreement irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 8.8(b) in the manner provided for notices in Section 8.3. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by applicable Law.
8.9    Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THE RELEVANT MATTERS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.9.
8.10    Assignment. This Agreement shall not be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, but without relieving any Party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.
8.11    Enforcement; Remedies.
(a)    Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.
(b)    The Parties agree that irreparable injury will occur in the event that any of the provisions of this Agreement is not performed or is threatened to not be performed in accordance with its specific terms or is otherwise breached. It is agreed that each Party shall be entitled to an injunction or injunctions to prevent or remedy any breaches or threatened breaches of this Agreement by any other Party, to a decree or order of specific performance specifically enforcing the terms and provisions of this Agreement and to any further equitable relief.
(c)    The Parties’ rights in this Section 8.11 are an integral part of the Transactions and each Party hereby waives any objections to any remedy referred to in this Section 8.11 (including any objection on the basis that there is an adequate remedy at Law or that an award of such remedy is not an appropriate remedy for any reason at Law or equity). For the avoidance of doubt, each Party agrees that there is not an adequate remedy at Law for a breach of this Agreement by any Party. In the event any Party seeks any remedy referred to in this Section

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8.11, such Party shall not be required to obtain, furnish, post or provide any bond or other security in connection with or as a condition to obtaining any such remedy.
(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, NanoString and Veracyte have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.
VERACYTE, INC.

By:	/s/ Bonnie H. Anderson
	Name:	Bonnie H. Anderson
	Title	Chairman and Chief Executive Officer
NANOSTRING TECHNOLOGIES, INC.

By:	/s/ R. Bradley Gray
	Name:	R. Bradley Gray
	Title	President and Chief Executive Officer

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